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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210533

Prospectus

INTERVAL ACQUISITION CORP.

Offer to Exchange

$350,000,000 principal amount of 5.625% Senior Notes due 2023, which have been registered under the Securities Act, for $350,000,000 principal amount of 5.625% Senior Notes due 2023, which have not been registered under the Securities Act

        Interval Acquisition Corp. is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of its unregistered 5.625% Senior Notes due 2023, or the "old notes," for its registered 5.625% Senior Notes due 2023, or the "new notes." The new notes and the old notes are hereinafter referred to collectively as the "notes." The parent and certain domestic subsidiaries of Interval Acquisition Corp. are also offering the guarantees of the new notes, which are described in this prospectus. The terms of the new notes and the guarantees of the new notes are identical to the terms of the old notes and their guarantees except that the new notes have been registered under the Securities Act of 1933, as amended, and therefore are freely transferable. The new notes will represent the same debt as the old notes and will be issued under the same indenture as governs the old notes. Interest on the notes will be payable on March 1 and September 1 of each year. The notes will mature on April 15, 2023.

        The principal features of the exchange offer are as follows:

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  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes that are freely tradable.

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  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

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  The exchange offer expires at midnight, New York City time, on June 6, 2016, unless extended.

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  The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the new notes.

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  We do not intend to apply for listing of the new notes on any securities exchange or automated quotation system.

        Broker-dealers receiving new notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the new notes.

        All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

        You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2016

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        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of the restricted notes in any jurisdiction in which the exchange offer or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date indicated within the relevant document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since then.

        Unless otherwise indicated in this prospectus or the context otherwise requires:

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  the terms "ILG," "Company," "we," "us" and "our" refer to Interval Leisure Group, Inc., and its consolidated subsidiaries;

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  all references to "Interval Acquisition Corp" or the "Issuer" refer to Interval Acquisition Corp., a wholly-owned subsidiary of ILG and Issuer of the notes and not to any of its subsidiaries;

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  all references to the "guarantors" refer to ILG and the domestic subsidiaries of the Issuer that are required to guarantee the notes; and

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  "old notes" refers to the $350 million in aggregate principal amount of Interval Acquisition Corp.'s 5.625% Senior Notes due 2023 and the "new notes" refers to the $350 million in aggregate principal amount of Interval Acquisition Corp.'s 5.625% Senior Notes due 2023 offered hereby, which have been registered under the Securities Act of 1933, as amended.

AVAILABLE INFORMATION

        In connection with the exchange offer, the Issuer and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

        We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the indenture governing the new notes requires that we file reports and other information called for by rules under the Exchange Act with the SEC and furnish information to the trustee and holders of the notes. See "Description of Notes—Certain Covenants—Reports." You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding Issuers that file electronically with the SEC.

        The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or incorporated by reference subsequent to the date of the applicable filing.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important business and financial information about us and our financial condition that is not included in or delivered with this prospectus.

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 26, 2016 as amended by Form 10-K/A filed with the SEC on March 9, 2016;

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  The unaudited pro forma condensed combined financial information included under the heading "Unaudited Pro Forma Condensed Combined Financial Information" in the prospectus filed by ILG with the SEC on March 18, 2016; and

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  The combined audited financial statements of Vistana Signature Experiences, Inc. as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, beginning on page F-1 of the prospectus filed by ILG with the SEC on March 18, 2015.

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        In addition, we incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the Expiration Date (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Further, all filings we make pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. Those documents are considered to be a part of this prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document replaces the information in the previously filed document.

        This information is available without charge to holders of the old notes upon written or oral request to:

Interval Leisure Group, Inc.
Attn: Lily Arteaga
6262 Sunset Drive
Miami, Florida 33143
Telephone number (305) 666-1861
Email: investorrelations@iilg.com

        To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is June 6, 2016.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain certain statements which may constitute "forward-looking statements". Statements that are not historical fact are forward looking-statements. The use of words such as "anticipates," "estimates," "expects," "intends," "plans," "potential," "continue," and "believes," and similar expressions or future or conditional verbs such as "will," "should," "would," "may," "might," and "could" among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management's current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

        Actual results could differ materially from those contained in the forward-looking statements included in this prospectus for a variety of reasons, including, among others:

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  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement to acquire Vistana as described below;

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  the risk that ILG stockholders may not approve the issuance of ILG common stock in connection with the proposed merger;

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  the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

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  risks that any of the closing conditions to the proposed merger, including Starwood's spin-off of Vistana, may not be satisfied in a timely manner;

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  risks related to disruption of management time from ongoing business operations due to the proposed merger;

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  failure to realize the benefits expected from the proposed merger;

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  the effect of the announcement of the proposed merger on the ability of ILG and Vistana to retain and hire key personnel and maintain relationships with their key business partners, and on their operating results and businesses generally;

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  adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations;

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  adverse changes to, or interruptions in, relationships with third parties;

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  lack of available financing for, or insolvency or consolidation of developers;

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  decreased demand from prospective purchasers of vacation interests;

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  travel related health concerns;

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  changes in our senior management;

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  regulatory changes;

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  our ability to compete effectively and successfully and to add new products and services;

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  our ability to successfully manage and integrate acquisitions;

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  the occurrence of a termination event under the master license agreement with Hyatt;

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  our ability to market vacation ownership interests successfully and efficiently;

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  impairment of assets;

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  the restrictive covenants in our revolving credit facility and indenture;

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  business interruptions in connection with our technology systems;

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  the ability of managed homeowners associations to collect sufficient maintenance fees;

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  third parties not repaying advances or extensions of credit;

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  fluctuations in currency exchange rates; and

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  our ability to expand successfully in international markets and manage risks specific to international operations.

        You should read carefully the factors described in the "Risk Factors" section of this prospectus and the documents incorporated by reference. In light of these risks and uncertainties, the forward looking statements discussed in this prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this prospectus. Except as required by applicable law, we do not undertake to update these forward-looking statements.

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SUMMARY

        This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to participate in this offering of notes. Before making any investment decision, for a more complete understanding of our business and this offering, you should read this entire prospectus, including the section entitled "Risk Factors," and the information we incorporate by reference.

Overview

        ILG is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from vacation exchange and rental to vacation ownership. We operate in two segments: Exchange and Rental, and Vacation Ownership.

        Exchange and Rental offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rental, working with resort developers and operating vacation rental properties. Vacation exchange services provide owners of vacation interests with flexibility and choice by delivering access to alternate accommodations through exchange networks encompassing a variety of resorts. Our principal exchange network is the Interval Network, in which approximately 3,000 resorts located in over 80 nations participated as of December 31, 2015. We also operate additional exchange programs including the Hyatt Residence Club, which encompasses 16 resorts as of the end of 2015. This segment provides vacation rental through the Aqua-Aston business as part of a comprehensive package of marketing, management and rental services offered to vacation property owners, primarily of Hawaiian properties, as well as through the Interval Network. The Exchange and Rental segment represented approximately 73.8% of ILG's consolidated revenue for the fiscal year ended December 31, 2015 and approximately 78.7% of ILG's consolidated revenue for the fiscal year ended December 31, 2014.

        The Exchange and Rental operating segment consists of Interval International (referred to as Interval), the Hyatt Residence Club, the Trading Places International (known as TPI) operated exchange business, and Aqua-Aston Hospitality (referred to as Aqua-Aston).

        Vacation Ownership engages in the management of vacation ownership resorts; sales, marketing, and financing of vacation ownership interests; and related services to owners and associations. We provide management services to nearly 200 vacation ownership properties and/or their associations. Following the October 2014 acquisition, we also provide sales and marketing of vacation ownership interests in the Hyatt Residence Club resorts. The Vacation Ownership segment represented approximately 28.1% of ILG's consolidated revenue for the fiscal year ended December 31, 2015 and approximately 21.3% of ILG's consolidated revenue for the fiscal year ended December 31, 2014.

        The Vacation Ownership operating segment consists of the management related lines of business of Vacation Resorts International (known as VRI), TPI, VRI Europe and Hyatt Vacation Ownership (referred to as HVO) as well as the sales and financing of vacation ownership interests.

Recent Developments

        On October 28, 2015, we announced that we had entered into a merger agreement pursuant to which we will acquire the vacation ownership business of Starwood Hotels & Resorts Worldwide, Inc., or Starwood, as well as five hotels that are expected to be converted to vacation ownership properties in the future. The acquisition will be effected through a "Reverse Morris Trust" transaction pursuant to which, subject to the terms and conditions of the applicable definitive agreements, (1) Starwood will transfer its vacation ownership business and five hotels to Vistana Signature Experiences, Inc., or Vistana, or one or more subsidiaries of ILG, as applicable, after which (2) Starwood will distribute to Starwood stockholders on a pro rata basis all of the issued and outstanding shares of Vistana held by

Starwood and, immediately after the distribution, (3) a wholly owned subsidiary of ILG will merge with and into Vistana, with Vistana surviving the merger as a wholly-owned subsidiary of ILG. At the close of the proposed transactions, Starwood stockholders will own approximately 55% of ILG common stock and ILG stockholders will own approximately 45% of ILG common stock, in each case, on a fully diluted basis.

        In connection with the transaction, Vistana will enter into an 80-year exclusive global license agreement for the use of the Westin® and Sheraton® brands in vacation ownership in addition to the non-exclusive license for the existing St. Regis® and The Luxury Collection® properties. Under the terms of the license agreement, Starwood will receive an annual base royalty fee of $30 million plus 2% of vacation ownership interest sales.

        The merger is currently anticipated to close in May of 2016, subject to customary closing conditions. The transaction will not require a vote of Starwood's stockholders. Liberty Interactive Corporation and certain ILG executive officers have entered into voting and support agreements in favor of the transaction, representing approximately 31% of ILG's shares outstanding.

Corporate Information

        The Issuer was incorporated in Delaware in September 1997. ILG was incorporated as a Delaware corporation in May 2008 in connection with the spin-off of IAC/InterActiveCorp, or IAC, into five separate publicly traded companies. ILG commenced trading on The NASDAQ Stock Market in August 2008 under the symbol "IILG."

        The businesses operated by ILG's subsidiaries have extensive operating histories. ILG's Interval International business was founded in 1976, its Aston business traces its roots in lodging back over 60 years, while Aqua was founded in 2001. Trading Places International was founded in 1973, Vacation Resorts International in 1981; and the Hyatt Vacation Ownership business began in 1994. Interval Acquisition Corp.'s and ILG's principal office is located at 6262 Sunset Drive, Miami, Florida 33143 and their phone number is (305) 666-1861.

THE EXCHANGE OFFER

        On April 10, 2015, $350,000,000 principal amount of 5.625% Senior Notes due 2023, the old notes to which the exchange offer applies, were issued by Interval Acquisition Corp. in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes have been fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by ILG and all of the Issuer's existing and future domestic restricted subsidiaries that guarantee its obligations or are borrowers under our senior secured credit facility, which we refer to as the Credit Facility. In connection with the offering of the old notes, the Issuer and ILG agreed to conduct the exchange offer pursuant to the Registration Rights Agreement.

The Exchange Offer	The Issuer is offering new 5.625% Senior Notes due 2023, fully and unconditionally guaranteed by the guarantors, jointly and severally, which new notes and guarantees will be registered under the Securities Act, in exchange for the old notes.

To exchange your old notes, you must properly tender them, and the Issuer must accept them. The Issuer will exchange all old notes that you validly tender and do not validly withdraw. The Issuer will cancel all old notes accepted for exchange and issue registered new notes promptly after the expiration of the exchange offer.

Resale of New Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

• you are not our affiliate within the meaning of Rule 405 of the Securities Act;

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you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

• if you are a broker dealer, you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes; and
• you are acquiring the new notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

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You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and

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in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding old notes, where such outstanding old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution and Selling Restrictions" for more details regarding the transfer of new notes.

Our belief that resales and other transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated Issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer. If any of the conditions described above is not satisfied, you may not rely on the SEC interpretations and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes. Failure to so comply may result in liability to you under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution and Selling Restrictions."

Expiration Date	The exchange offer will expire at midnight, New York City time, on June 6, 2016, unless we extend the expiration date.
Withdrawal

You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in "The Exchange Offer—Withdrawal Rights."

Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must, before the exchange offer expires:
• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or

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if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent's message indicating, among other things, the holder's agreement to be bound by the letter of transmittal.

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:
• the holder is acquiring the new notes in its ordinary course of business;
• the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes;
• the holder is not an affiliate of the Issuer or any guarantor;
• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations; and

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if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such new notes.

        Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address or facsimile number given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If:
• you beneficially own old notes;
• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

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you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Consequences of Not Exchanging Old Notes

If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Holders of old notes will not be entitled to any further registration rights. See "Risk Factors—Risks Associated with the Exchange Offer—If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer" for further information.

Appraisal or Dissenters' Rights	You do not have any appraisal or dissenters' rights in connection with the exchange offer.
Conditions	The exchange offer is subject to the conditions that:
• the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC;

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no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer and no material adverse development shall have occurred with respect to the Issuer; and

• all governmental approvals shall have been obtained that the Issuer deems necessary for the consummation of the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the new notes. See "Use of Proceeds."
Acceptance of Old Notes and Delivery of New Notes

The Issuer will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. The Issuer and the guarantors will complete the exchange offer and the Issuer will issue the new notes promptly after the expiration date.

Exchange Agent

HSBC Bank USA, National Association is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under "The Exchange Offer—Exchange Agent" and in the letter of transmittal.

THE NEW NOTES

        The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

• will have been registered under the Securities Act;
• will not bear restrictive legends restricting their transfer under the Securities Act;

• will not entitle holders to the registration rights that apply to the old notes; and
• will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.

        The new notes will represent the same debt as the old notes and will be governed by the same indenture, which is governed by New York law and is referred to in this prospectus as the indenture. In this section of the prospectus, under the heading "The New Notes," the term "notes" refers to both the new notes and the old notes.

Issuer	Interval Acquisition Corp., a Delaware corporation
Notes Offered	$350,000,000 aggregate principal amount of 5.625% Senior Notes due 2023
Maturity Date	April 15, 2023
Interest	Annual rate: 5.625%
Interest will be payable in cash on April 15 and October 15 of each year, beginning on October 15, 2016.
Guarantees	The old notes are, and the new notes will be, guaranteed, jointly and severally, by the guarantors.
Ranking	The old notes are, and the new notes will be, the Issuer's senior unsecured obligations, ranking:
• equally in right of payment with all of the Issuer's existing and future senior debt;
• senior in right of payment to all of the Issuer's existing and future subordinated debt;
• structurally subordinated to any existing and future obligations (including trade payables) of any subsidiaries of the Issuer that are not guarantors; and
• effectively junior to secured obligations of the Issuer (including amounts outstanding under the Credit Facility) to the extent of the value of the assets securing such subordinated indebtedness.

        Each guarantor's guarantee of the old notes is, and the new notes will be, that guarantor's unsecured obligation, ranking:

• equally in right of payment with all existing and future senior debt of such guarantor;
• senior in right of payment to all existing and future subordinated debt of the guarantors; and

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effectively junior to secured obligations of such guarantor (including the secured guarantee by such guarantor of our obligations under the Credit Facility) to the extent of the value of the assets securing such obligations.

        The assets of the Issuer's subsidiaries that are not guarantors of the notes will be subject to the prior claims of all creditors, including trade creditors, of those non-guarantor subsidiaries.

As of December 31, 2015:
• the Issuer and its subsidiaries had $425.0 million principal amount of indebtedness on a consolidated basis, consisting of:
• $350.0 million principal amount of the notes, and
• $75.0 million principal amount of secured debt;

•

an additional $516.4 million was available for borrowing on a secured basis under our senior secured credit facilities, excluding letters of credit totaling approximately $8.6 million, which borrowings and related guarantees would be secured.

        Our non-guarantor subsidiaries accounted for $90.7 million or 13.0% of our total revenues for the fiscal year ended December 31, 2015 and approximately $102.1 million, or 16.6% of our total revenues for the year ended December 31, 2014 and accounted for $237.4 million or 18.6% of our total assets and approximately $50.6 million or 6.2% of our total liabilities as of December 31, 2015.

Optional Redemption	On or after April 15, 2018, the Issuer may redeem the notes, in whole or in part, at a price equal to 104.219% of the principal amount of the notes in 2018 decreasing annually to 100% of the principal amount of the notes in 2021, in each case plus accrued and unpaid interest as set forth under "Description of Notes—Optional Redemption."

Prior to April 15, 2018, the Issuer may redeem all or a portion of the notes at 100% of the principal amount of the notes, plus a "make-whole" premium, plus accrued and unpaid interest as set for under "Description of Notes—Optional Redemption."

In addition, prior to April 15, 2018, the Issuer may redeem up to 35% of the principal amount of the notes at a redemption price of 105.625%, using the net cash proceeds of certain public equity offerings, plus accrued and unpaid interest.

Change of Control; Asset Sales

If a change of control occurs, holders of notes will have the right to require the Issuer to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Notes—Repurchase at the Option of Holders Upon a Change of Control."

If the Issuer or its restricted subsidiaries sell certain assets and do not apply the net proceeds in compliance with the indenture, holders of notes will have the right to require the Issuer to repurchase their notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Notes—Certain Covenants—Limitation on Asset Sales."

Certain Covenants	The terms of the notes and indenture restrict the Issuer's ability and the ability of the Issuer's existing and future restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends or make distributions or redeem stock;
• make certain investments;
• create liens;
• merge or consolidate with another company or transfer or sell assets;
• enter into restrictions affecting the ability of the Issuer's restricted subsidiaries to make distributions, loans or advances to us or other restricted subsidiaries; and
• engage in transactions with affiliates.

        These covenants are subject to important limitations and exceptions. See "Description of Notes—Certain Covenants." During the time, if any, that the notes are rated investment grade by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc. and certain other conditions are met, many of the restrictive covenants contained in the indenture governing the notes will cease to be in effect. See "Description of Notes—Covenant Suspension."

Summary Historical Consolidated Financial and Other Data

        The following table sets forth summary historical consolidated financial information of ILG and its subsidiaries, including the Issuer. The summary historical consolidated financial data for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 is derived from ILG's audited consolidated financial statements and related notes. The summary historical financial data below should be read in conjunction with the consolidated financial statements that are incorporated by reference in this document and their accompanying notes. See "Available Information." The historical financial data presented below are not necessarily indicative of the results to be expected for any future period.

	Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share data)
Statement of Income Data
Revenue	$697,436	$614,373	$501,215
Operating income	128,144	127,094	132,745
Net income attributable to common stockholders	73,315	78,930	81,217
Adjusted net income(1)	76,419	80,346	81,467
EBITDA(1)	166,088	158,731	155,103
Adjusted EBITDA(1)	184,888	172,705	166,243
Earnings per share
Basic	$1.28	$1.38	$1.42
Diluted	1.26	1.36	1.40
Adjusted earnings per share(1)
Basic	$1.33	$1.40	$1.42
Diluted	1.32	1.39	1.41
Dividends declared
Dividends declared per share of common stock	$0.48	$0.44	$0.33

	December 31,
	2015	2014
	(In thousands)
Balance Sheet Data
Total assets(2)	$1,279,107	$1,324,002
Long-term debt, net of current portion(2)	415,700	484,383
ILG stockholders' equity	431,993	384,043
Noncontrolling interest	33,418	36,305

Operating Statistics:

	Year Ended December 31,
	2015	2014	2013
Exchange and Rental
Total active members (000's)(3)	1,811	1,799	1,815
Average revenue per member(4)	$178.76	$180.55	$187.13
Available room nights (000's)(5)	3,054	3,095	1,537
RevPAR(6)	$119.70	$106.97	$132.57
Vacation Ownership
Contract sales (000's)(7)	$99,774	$26,173	—
Average transaction price(8)	$34,169	$34,438	—
Volume per guest(9)	$3,554	$3,581	—

Additional Data:

	Year Ended December 31,
	2015	2014	2013
	(Dollar amounts in thousands)
Exchange and Rental
Transaction revenue(10)	$192,202	$193,206	$198,933
Membership fee revenue(11)	126,234	127,396	135,198
Ancillary member revenue(12)	5,577	6,649	6,852

Total member revenue	324,013	327,251	340,983
Other revenue(13)	32,636	25,262	24,024
Rental management revenue	50,384	48,148	29,956
Pass-through revenue(14)	94,311	82,729	47,426

Total Exchange & Rental revenue	$501,344	$483,390	$442,389

Exchange and Rental gross margin	61.1%	62.0%	67.1%
Exchange and Rental gross margin without pass-through	75.3%	74.8%	75.2%
Vacation Ownership
Management fee revenue	$99,566	$92,017	$41,595
Sales and financing revenue	39,041	9,478	—
Pass-through revenue(14)	57,485	29,488	17,231

Total Vacation Ownership revenue	$196,092	$130,983	$58,826

Vacation Ownership gross margin	37.9%	38.5%	42.3%
Vacation Ownership gross margin without pass-through	53.6%	49.6%	59.8%

(1)
Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (a) acquisition related and restructuring costs, (b) other non-operating foreign currency remeasurements, and (c) other special items. Special items are presented to exclude (1) the effect of correcting an immaterial prior period item in 2013, (2) the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in 2014 and (3) the settlement of a certain legal proceeding in 2015.

Below is a reconciliation of adjusted net income for the periods presented:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Net income attributable to common stockholders	$73,315	$78,930	$81,217
Prior period item	—	—	(3,496)
Acquisition related and restructuring costs	7,585	7,058	4,467
Other non-operating foreign currency remeasurements	(3,768)	(2,303)	(589)
Impact of purchase accounting	1,150	1,527	—
Other special items(a)	153	(3,962)	—
Income tax impact on adjusting items(b)	(2,016)	(904)	(132)

Adjusted net income	$76,419	$80,346	$81,467

Earnings per share attributable to common stockholders:
Basic	$1.28	$1.38	$1.42
Diluted	$1.26	$1.36	$1.40
Adjusted earnings per share:
Basic	$1.33	$1.40	$1.42
Diluted	$1.32	$1.39	$1.41
Weighted average number of common stock outstanding:
Basic	57,400	57,343	57,243
Diluted	57,989	57,953	57,832

(a)
Special items are presented to exclude (1) the effect of correcting an immaterial prior period item in 2013 and (2) the settlement of a certain legal proceeding in the second quarter of 2015.

(b)
Tax rate utilized is the applicable effective tax rate for the period to the extent amounts are deductible.

"Adjusted EBITDA" is defined as net income attributable to common stockholders excluding, without duplication, if applicable: (a) non-operating interest income and interest expense, (b) income taxes, (c) depreciation expense, (d) amortization expense of intangibles, (e) non-cash compensation expense, (f) goodwill and asset impairments, (g) acquisition related and restructuring costs, (h) other non-operating income and expense, (i) the impact of the application of purchase accounting, (j) the deferral adjustment associated with percentage of completion accounting guidelines reflecting its impact on GAAP revenues and expenses, and (k) other special items described in footnote (a) below.

ILG's presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Below is a reconciliation of Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2015	2014	2013
	(Dollar amounts in thousands)
Adjusted EBITDA	$184,888	$172,705	$166,243
Non-cash compensation expense	(13,470)	(11,363)	(10,428)
Other non-operating income (expense), net	3,558	2,012	259
Acquisition related and restructuring costs	(7,585)	(7,058)	(4,467)
Impact of purchase accounting	(1,150)	(1,527)	—
Other special items(a)	(153)	3,962	—
Prior period item	—	—	3,496

EBITDA	166,088	158,731	155,103
Amortization expense of intangibles	(13,954)	(12,301)	(8,133)
Depreciation expense	(17,449)	(15,712)	(14,531)
Less: Net income attributable to noncontrolling interests	1,933	3,018	565
Equity in earnings from unconsolidated entities	(4,916)	(4,630)	—
Less: Other non-operating income (expense), net	(3,558)	(2,012)	(259)

Operating income	128,144	127,094	132,745
Interest income	1,118	412	362
Interest expense	(21,401)	(7,149)	(6,172)
Other non-operating income, net	3,558	2,012	259
Equity in earnings from unconsolidated entities	4,916	4,630	—
Income tax provision	(41,087)	(45,051)	(45,412)

Net income	75,248	81,948	81,782
Net income attributable to noncontrolling interests	(1,933)	(3,018)	(565)

Net income attributable to common stockholders	$73,315	$78,930	$81,217

(a)
Special items are presented to exclude (1) the effect of correcting an immaterial prior period item in 2013, (2) the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014 and (3) the settlement of a certain legal proceeding in the second quarter of 2015.

Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS. The reconciliation of adjusted earnings per share for the periods presented is included above.

(2)
Unamortized debt issuance costs are presented as a reduction of long-term debt in the consolidated balance sheets, pursuant to ASC 2015-03, as discussed in Note 2 to our financial statements, which are incorporated by reference herein. Other non-current assets and long-term debt, presented above, as of December 31, 2014 and prior, has been retrospectively adjusted to effectuate the adoption of this ASU as described above.

(3)
Represents active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period. All Hyatt Residence Club members are also members of the Interval Network.

(4)
Represents membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network and Hyatt Residence Club for the applicable period divided by the monthly weighted average number of active members during the applicable period. Hyatt Residence Club revenue is included herein only since its acquisition date on October 1, 2014.

(5)
Available Room Nights is the number of nights available at Aqua-Aston managed vacation properties during the period, which excludes all rooms under renovation. Aqua available room nights included herein are only since its acquisition in December 2013.

(6)
Represents Gross Lodging Revenue divided by Available Room Nights during the period. Gross Lodging Revenue is total room revenue collected from all Aqua-Aston-managed occupied rooms during the period. Aqua occupied room nights included herein are only since its acquisition in December 2013.

(7)
Represents total vacation ownership interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period. Contract Sales included herein are only since HVO's October 1, 2014 acquisition.

(8)
Represents Contract Sales divided by the net number of transactions during the period subsequent to the HVO acquisition October 1, 2014.

(9)
Represents Contract Sales divided by the total number of tours during the period subsequent to the HVO acquisition on October 1, 2014.

(10)
Represents Interval Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing, and related transactions. Hyatt Residence Club revenue is included herein only since its acquisition date on October 1, 2014.

(11)
Represents fees paid for membership in the Interval Network and Hyatt Residence Club.

(12)
Includes revenue related to insurance and travel-related services provided to Interval Network members.

(13)
Includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

(14)
Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and expenses and that are passed on to the property owners or homeowners associations without mark-up. Pass-through revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RISK FACTORS

        You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this prospectus, including the risk factors discussed in Part I, Item 1A—Risk Factors, in ILG's annual report on Form 10-K for the year ended December 31, 2015. The risks described below are not the only risks that ILG currently faces or will face after the exchange offer. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect ILG's business, financial condition or results of operations or the price of ILG common stock following the exchange offer.

        If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on ILG's business, financial condition or results of operations after the exchange offer. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to the Exchange Offer

We have substantial debt and interest payment obligations that may restrict our future operations and impair our ability to meet our obligations.

        We and our consolidated subsidiaries have substantial indebtedness and, as a result, significant debt service obligations. As of December 31, 2015, we have $425 million of total indebtedness outstanding and an additional $516.4 (net of any outstanding letters of credit) is available for future borrowings as secured indebtedness under the Credit Facility. Our level of debt and these significant demands on our cash resources could have material consequences to our business, including, but not limited to:

  •
  making it more difficult for us to satisfy our financial obligations;

  •
  limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, research and development efforts, acquisitions, investments and other general corporate obligations;

  •
  reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, research and development, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service our debt obligations;

  •
  increasing our vulnerability to general economic downturns and adverse competitive and industry conditions;

  •
  increasing our exposure to interest rate increases because a portion of our borrowings is and will be at variable interest rates;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

  •
  placing us at a competitive disadvantage to competitors that have less debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

        Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Credit Facility in amounts sufficient to enable us to service our debt obligations, pay our indebtedness, including the notes at maturity or otherwise, or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we may need to restructure or refinance our indebtedness, including the notes. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

  •
  our financial condition at the time;

  •
  restrictions in agreements governing our indebtedness, including the indenture governing the notes offered hereby and the credit agreement governing the Credit Facility; and

  •
  other factors, including financial market or industry conditions.

        Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. As a result, it may be difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. The terms of the Credit Facility and the indenture governing the notes limit our ability to sell assets and also restrict the use of proceeds from such a sale. Moreover, substantially all of our assets have been pledged to secure repayment of our indebtedness under the Credit Facility. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes.

Despite our substantial indebtedness, we may still be able or obligated to incur more debt which could intensify the risks described above.

        Although the terms of the Credit Facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these exceptions could be substantial. As of December 31, 2015, we have approximately $516.4 million net of any outstanding letters of credit available for additional revolving credit borrowings under the Credit Facility. See "Description of Certain Indebtedness" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. To the extent we incur additional indebtedness, the risks discussed above will increase.

Restrictive covenants in the documents governing our indebtedness may prevent us from pursuing business activities that could otherwise improve our results of operations.

        The terms of the Credit Facility and the indenture governing the notes limit our ability and the ability of our subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends or make distributions or redeem or repurchase stock;

  •
  make certain investments;

  •
  create liens;

  •
  merge or consolidate with another company or transfer and sell assets; and

  •
  engage in transactions with affiliates.

        In addition, the credit agreement requires us to maintain compliance with certain financial covenants. You should read the discussions under the headings "Description of Certain Indebtedness" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and "Description of Notes—Certain Covenants" for further information about these covenants.

        We may not be able to satisfy these covenants in the future or be able to pursue our strategies within the constraints of these covenants. A breach of a covenant contained in one debt instrument could result in an event of default under one or more of our other debt instruments.

The notes and the guarantees are effectively subordinated to our debt.

        The notes and the guarantees are general, unsecured obligations of the guarantors and are effectively subordinated in right of payment to all of the secured indebtedness of the guarantors to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding, the assets of a guarantor that serve as collateral under such secured indebtedness would be made available to satisfy the obligations under the secured indebtedness before any payments are made on the notes or the guarantees. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes. Our obligations under the Credit Facility are secured by substantially all of our assets. See "Description of Certain Indebtedness" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. As of December 31, 2015, we had $425 million of total indebtedness outstanding and an additional $516.4 million (net of any outstanding letters of credit) available for future borrowings as secured indebtedness under the Credit Facility. The indenture governing the notes permits us to incur additional secured indebtedness.

The notes are structurally subordinated to all indebtedness of our current and future subsidiaries that do not guarantee the notes.

        You will not have any claim as a creditor against any of our current or future subsidiaries that do not guarantee the notes. Indebtedness and other liabilities, whether secured or unsecured, of those subsidiaries is effectively senior to your claims against those subsidiaries. In addition, the indenture governing the notes and the credit agreement governing our Credit Facility, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities that may be incurred by these subsidiaries. As of December 31, 2015, our non-guarantor subsidiaries had no indebtedness and an aggregate of approximately $50.6 million of other liabilities (excluding intercompany indebtedness), all of which is structurally senior to the notes and the related guarantees. For the year ended December 31, 2015 our non-guarantor subsidiaries accounted for 13.0% of our consolidated revenue and 12.0% of our consolidated Adjusted EBITDA. As of December 31, 2015, our non-guarantor subsidiaries accounted for approximately 18.6% of our total consolidated assets.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture governing the notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

        Unrestricted subsidiaries are not subject to the covenants under the indenture governing the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes. Additionally, the indenture governing the notes permits us to make certain investments in unrestricted subsidiaries.

We may be unable to repurchase notes in the event of a change of control.

        Upon the occurrence of certain kinds of change of control events, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control constitutes a default under the Credit Facility. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. Any requirements to offer to repurchase notes may require us to refinance our existing indebtedness. In such an event, we may not be able to obtain additional financing or refinance our existing indebtedness on favorable terms, if at all. In addition, our failure to offer to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default also constitutes an event of default under the Credit Facility, allowing the lenders thereunder to accelerate the indebtedness represented by the facility. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. See "Description of Notes—Repurchase at the Option of Holders Upon a Change of Control."

Federal and state fraudulent conveyance laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes or the guarantees.

        The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration generally will be a fraudulent conveyance if:

  •
  it was paid with the intent of hindering, delaying or defrauding creditors; or

  •
  the Issuer or any of the guarantors received less than fair consideration in return for issuing either the notes or a guarantee, as applicable, and either

  •
  the Issuer or the guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  payment of the consideration left the Issuer or the guarantor with an unreasonably small amount of capital to carry on the business; or

  •
  the Issuer or the guarantor intended to, or believed that it would, incur debts beyond its ability to pay the debt.

        If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes and you will not have a claim against the guarantor. Further, the voiding of the notes or a guarantee could result in an event of default with respect to our other indebtedness that could result in acceleration of that indebtedness.

        Although each guarantee contains a provision that intends to limit that guarantee from constituting a fraudulent conveyance under applicable law, these provisions may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above.

        We are primarily a holding company and we conduct a substantial portion of our operations exclusively through our subsidiaries. If the guarantees are unenforceable, your interests would be effectively subordinated to all of our subsidiaries' indebtedness and other liabilities.

There is currently no active trading market for the notes. If an active trading market does not develop for these notes, you may not be able to resell them.

        No active trading market currently exists for the notes, and none may develop. The notes will not be listed on any securities exchange. If an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. These factors could adversely affect you as a holder of notes.

The trading prices for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that any such disruptions would not adversely affect the prices at which you may sell your notes. The notes may trade, if at all, at a discount from the initial offering price of the notes, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition, the interest of securities dealers in making a market for the notes, and other factors, many of which are beyond our control.

If the notes are rated investment grade at any time by both S&P and Moody's, certain covenants contained in the indenture will be suspended, and the holders of the notes will lose the protection of these covenants.

        The indenture contains certain covenants that will be suspended and cease to have any effect from and after the first date when the notes are rated investment grade by both S&P and Moody's so long as no default or event of default exists. See "Description of Notes—Certain Covenants—Covenant Suspension." These covenants restrict, among other things, our ability to pay dividends, incur additional debt and to enter into certain types of transactions. Because we would not be subject to these restrictions at any time that the notes are rated investment grade, we would be able to make dividends and distributions and incur substantial additional debt. If after these covenants are suspended, S&P or Moody's were to downgrade their ratings of the notes to a non-investment grade level or withdraw their ratings, the covenants would be reinstated and the holders of the notes would again have the protection of these covenants. However, any liens or indebtedness incurred or other transactions entered into during such time as the notes were rated investment grade would not result in an event of default in the event the covenants in the notes are subsequently reinstated.

The lenders under the Credit Facility may in their discretion release the guarantors thereunder in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

        The lenders under the Credit Facility may have the discretion to release guarantors thereunder in a variety of circumstances, which may cause those guarantors to be released from their guarantees of the notes. So long as any obligations under the Credit Facility remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of notes or the trustee under the indenture governing the notes if, at the discretion of lenders under the Credit Facility, the related guarantor is no longer a guarantor of obligations under the Credit Facility. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims as a holder of the notes.

If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent's message, and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections of this prospectus entitled "The Exchange Offer" and "Plan of Distribution and Selling Restrictions."

Risk Factors Relating to Our Business

        We and our affiliates face a variety of risks, including an array of financial and operational risks and various competitive and regulatory risks. All of these risks are described in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as may be updated and supplemented in our subsequent SEC reports, all of which are incorporated by reference herein. See "Available Information."

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all of the old notes surrendered in exchange for new notes in the exchange offer. As a result, the new notes will not result in any increase or decrease in our indebtedness.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2011 through 2015 was as follows:

	Fiscal Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	5.5	13.0	16.0	3.3	2.8

        The ratio of earnings to fixed charges has been calculated by dividing ILG and its consolidated subsidiaries' (1) earnings by (2) fixed charges. Earnings consists of earnings before income taxes and noncontrolling interests, plus fixed charges, less capitalized interest expense. Fixed charges consist of interest expense and a portion of rental expense that management believes is representative of the interest component of rental expense.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On April 10, 2015, $350.0 million principal amount of 5.625% Senior Notes due 2023, the old notes to which the exchange offer applies, were issued by Interval Acquisition Corp. in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes have been fully and unconditionally guaranteed, jointly and severally, by ILG and all of the Issuer's existing and future domestic restricted subsidiaries that guarantee its obligations or are borrowers under the Credit Facility. In connection with the offering of the old notes, the Issuer and the guarantors agreed to conduct the exchange offer pursuant to the Registration Rights Agreement. Under the Registration Rights Agreement, the Issuer and the guarantors agreed, among other things, to:

  •
  file with the SEC an exchange offer registration statement relating to the new notes;

  •
  use their commercially reasonable efforts to cause the registration statement to become effective; and

  •
  use their commercially reasonable efforts to consummate the exchange offer on the earliest practicable date after the effective date of the registration statement, but in no event later than June 8, 2016.

        The Issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the Registration Rights Agreement.

        Under some circumstances, the Issuer and the guarantors may be required to use their commercially reasonable efforts to file and cause to be declared effective, in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the Issuer and the guarantors fail to meet specified deadlines under the Registration Rights Agreement, then the Issuer will be obligated to pay additional interest to holders of the old notes. See "—Registration Rights; Additional Interest."

Terms of the Exchange Offer

        The Issuer and the guarantors are offering to exchange an aggregate principal amount of up to $350.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. The new notes will evidence the same debt as the old notes for which they are exchanged and will, like the old notes, be issued under and entitled to the benefits of the indenture. The form and terms of the new notes issued in the exchange offer will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.

        The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

        As of the date of this prospectus, $350.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Only registered holders of the old notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The

Issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

        Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The exchange offer expires at midnight, New York City time, on June 6, 2016 or such later date and time to which the Issuer may extend the exchange offer, such date referred to as the expiration date.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes.

        If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See "—Consequences of Failure to Exchange Old Notes" for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

        None of the Issuer and the guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

        The Issuer has the right, in its reasonable discretion and in accordance with applicable law, at any time:

  •
  to extend the expiration date;

  •
  to delay the acceptance of any old notes;

  •
  to terminate the exchange offer and not accept any old notes for exchange if the Issuer determines that any of the conditions to the exchange offer described below under "—Conditions to the Exchange Offer" have not occurred or have not been satisfied; and

  •
  to amend the terms of the exchange offer in any manner.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the Issuer.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If the Issuer amends the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

        When the holder of old notes tenders, and the Issuer accepts, old notes for exchange, a binding agreement between the Issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

        A holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under "—Exchange Agent"; or

  •
  if old notes are tendered in accordance with the book-entry procedures described below under "—Book-Entry Transfers," arrange with DTC to cause an agent's message to be transmitted to the exchange agent at the address provided below under "—Exchange Agent."

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the Issuer and the guarantors may enforce the letter of transmittal against that holder.

        In tendering old notes, you must warrant in the letter of transmittal or in an agent's message that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

        You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

        In addition, on or prior to the expiration date:

  •
  the exchange agent must receive the certificates for the old notes being tendered; or

  •
  the exchange agent must receive a confirmation, referred to as a "book-entry confirmation," of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, and the book-entry confirmation must include an agent's message.

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        The method of delivery of certificates for the old notes, the letter of transmittal and all other required documents is at your election and sole risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal, certificates representing old notes or other documents to the Issuer or any guarantor.

        The Issuer and the guarantors will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent's message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of old notes, unless such holder has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the Issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures.

        Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, the letter of transmittal or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent".

Determination of Validity

        The Issuer, in its sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the Issuer, as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived.

        Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the Issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

        The Issuer reserves the absolute right, in its sole and absolute discretion:

  •
  to reject any tenders determined to be in improper form or unlawful;

  •
  to waive any of the conditions of the exchange offer; or

  •
  to waive any condition or irregularity in the tender of old notes by any holder, whether or not the Issuer waives similar conditions or irregularities in the case of other holders.

        If any letter of transmittal, certificate, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the Issuer, the person must submit proper evidence satisfactory to the Issuer, in its sole discretion, of the person's authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, the Issuer will, promptly after the expiration date, accept for exchange and cancel all old notes properly tendered and issue new notes registered under the Securities Act. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

        For purposes of the exchange offer, the Issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the Issuer for receiving tenders of old notes, letters of transmittal and related documents.

        In all cases, the Issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

        For each old note accepted for exchange and cancelled, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from April 10, 2015. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer and will be cancelled promptly after the expiration of the exchange offer.

        If for any reason under the terms and conditions of the exchange offer the Issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the Issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not our affiliate within the meaning of Rule 405 of the Securities Act;

  •
  you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

  •
  if you are a broker dealer, you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes; and

  •
  you are acquiring the new notes in the ordinary course of your business.

        If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

  •
  You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

        This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding old notes, where such outstanding old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution and Selling Restrictions" for more details regarding the transfer of new notes.

        If the holder is an affiliate of the Issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        By tendering old notes, the holder of those old notes will represent to the Issuer and the guarantors that, among other things, the holder:

  •
  is acquiring the new notes in its ordinary course of business;

  •
  is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes in violation of the Securities Act;

  •
  is not an affiliate of the Issuer or any guarantor; and

  •
  is not acting on behalf of any person who could not truthfully make the foregoing representations.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution and Selling Restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

        You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of those old notes; and

  •
  where certificates for old notes are transmitted, the name of the registered holder of the old notes, if different from that of the person withdrawing the old notes.

        If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See "—Procedures for Tendering Old Notes—Signature Guarantees" for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under "—Procedures for Tendering Old Notes."

        The Issuer will determine, in its sole and absolute discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Its determination of these questions as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

        Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, the Issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the Issuer and the guarantors may terminate or amend the exchange offer, if:

  •
  at any time prior to the expiration date, the Issuer and the guarantors determine, in their reasonable judgment, that the exchange offer violates applicable law or SEC policy;

  •
  at any time prior to the expiration date, any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, would be expected to impair our ability to proceed with the exchange offer;

  •
  at any time prior to the expiration date, a material adverse development shall have occurred with respect to the Issuer; or

  •
  all governmental approvals have not been obtained that the Issuer deems necessary for the consummation of the exchange offer.

        In addition, with respect to any holder, the exchange offer is conditioned on the tender of the old notes to us by such holder in accordance with the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

        In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

        If the Issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the Registration Rights Agreement requires that the Issuer and the guarantors file with the SEC, and use commercially reasonable efforts to cause to be declared effective under the Securities Act, a shelf registration statement relating to the offer and sale of notes. See "—Registration Rights; Additional Interest."

Exchange Agent

        HSBC Bank USA, National Association is serving as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent. Holders of old notes seeking to tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent by registered, certified or regular mail, hand delivery, overnight delivery service or facsimile, as follows:

For all forms of delivery:

HSBC Bank USA, National Association
Corporate Trust and Loan Agency
452 Fifth Avenue
New York, NY 10018
Attn: Account Bank
Facsimile: (212) 525-1300
For confirmation call: (212) 525-1427

        If you deliver the letter of transmittal or any other required documents to an address other than as set forth above or transmit the letter of transmittal or any other required documentation via facsimile to a number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

        The Registration Rights Agreement provides that the Issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include, among others, registration and filing fees, accounting and legal fees and printing costs. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and the issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

        Holders of the old notes do not have any appraisal or dissenters' rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to accrue interest and be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, the Issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See "—Registration Rights; Additional Interest." We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

        Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer" for further information.

        The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

Registration Rights; Additional Interest

        Pursuant to the Registration Rights Agreement, the Issuer and the guarantors may elect to effect an exchange offer to offer registered notes to the holders or, if:

  •
  applicable interpretations of the staff of the SEC do not permit the Issuer and the guarantors to effect an exchange offer; or

  •
  any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer,

        then in lieu of effecting the exchange offer, the Issuer and the guarantors will, at their cost,

  •
  promptly as practicable, file a shelf registration statement with the SEC covering resales of the old notes or the new notes;

  •
  use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

  •
  use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (x) the second anniversary of the effective date of the shelf registration statement and (y) the date on which all of the notes or exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

        If:

  •
  the exchange offer has not been consummated on or prior to June 8, 2016;

  •
  the shelf registration statement has not been filed, if required by the Registration Rights Agreement; or

  •
  other registration defaults contemplated by the Registration Rights Agreement occur;

then interest, referred to in this section of the prospectus as additional interest, will accrue on the principal amount of the old notes (in addition to the stated interest on the old notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum. Upon the cure of all registration defaults, the accrual of additional interest shall cease.

        Holders of the old notes will be required to make specified representations to the Issuer in order to participate in the exchange offer. In order to have their old notes included in the shelf registration statement and benefit from the provisions regarding default damages set forth above, holders of the old notes will be required to deliver specified information to be used in the shelf registration statement. By acquiring old notes or new notes, a holder will be deemed to have agreed to indemnify the Issuer and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of written notice to that effect from the Issuer.

        For further information concerning the registration rights of holders of old notes, you should refer to the Registration Rights Agreement, which we have filed as Exhibit 4.3 to the registration statement of which this prospectus is a part.

DESCRIPTION OF NOTES

        You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading "Definitions." In this description, the words "Issuer," "we," "us" or "our" refer to Interval Acquisition Corp., a Delaware corporation, and the words "Parent Guarantor" refer only to Interval Leisure Group, Inc., a Delaware corporation, and not to any of its Subsidiaries, except for the purpose of financial data determined on a consolidated basis. In addition, the words "Subsidiary Guarantor" refer to all existing Subsidiaries of the Issuer that Guarantee the notes and to any future Subsidiaries that guarantee the notes. The word "Guarantors" refers to the Parent Guarantor and the Subsidiary Guarantors collectively.

General

        The old notes were issued under an indenture, dated as of April 10, 2015, with HSBC Bank USA, National Association, as Trustee (as referenced herein, the "trustee" or the "Trustee"), as supplemented by a first supplemental indenture, dated as of November 10, 2015 (together, the "indenture"). The Issuer will issue the new notes under the indenture. We have filed a copy of the indenture as Exhibit 4.2 to the registration statement of which this prospectus is a part.

        The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.

        This "Description of Notes" section is a summary of the material provisions of the indenture and the new notes. It does not purport to restate those documents in their entirety and is qualified in its entirety by reference to all the provisions of the indenture and the notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

Holding Company Structure

        The Issuer is a holding company and does not have any material assets or operations other than ownership of the capital stock of its subsidiaries and joint ventures. All of its operations are conducted through its subsidiaries. As a result, the Issuer depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Claims of creditors of such subsidiaries that are not Guarantors, including trade creditors, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer's creditors, including holders of the notes. The notes, therefore, are structurally subordinated to creditors, including trade creditors, of our Subsidiaries that are not Guarantors.

Brief Description of the Notes and the Guarantees

The Notes

        The notes will be:

  •
  general unsecured obligations of the Issuer;

  •
  ranked equally in right of payment with all of the Issuer's existing and future senior debt;

  •
  ranked senior in right of payment to all of the Issuer's future Subordinated Indebtedness;

  •
  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors and (ii) all secured obligations of the Issuer (including amounts outstanding under the Credit Facility) to the extent of the value of the assets securing such obligations; and

  •
  fully and unconditionally guaranteed by the Guarantors.

        Although the notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness which would be subordinated to the notes.

        The notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Guarantees

        The notes will be guaranteed by the Guarantors, which initially will include ILG and certain of our direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries. Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will be obligated to pay the holders of their indebtedness and their trade creditors before they will be able to distribute any of their assets to us.

        As of December 31, 2015:

  •
  the Issuer and its subsidiaries had $425.0 million principal amount of indebtedness on a consolidated basis, consisting of:

  •
  $350.0 million principal amount of the notes, and

  •
  $75.0 million principal amount of secured debt;

  •
  an additional $516.4 million was available for borrowing on a secured basis under our senior secured credit facilities, excluding letters of credit totaling approximately $8.6 million, which borrowings and related guarantees would be secured.

        Our non-guarantor subsidiaries accounted for $90.7 million or 13.0% of our total revenues for the fiscal year ended December 31, 2015 and approximately $102.1 million, or 16.6% of our total revenues for the year ended December 31, 2014 and accounted for $237.4 million or 18.6% of our total assets and approximately $50.6 million or 6.2% of our total liabilities as of December 31, 2015.

        The Guarantees will be:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior debt of such Guarantor;

  •
  ranked senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor; and

  •
  ranked effectively junior to secured obligations of such Guarantor (including the secured guarantee by such guarantor of our obligations under the Credit Facility) to the extent of the value of the assets securing such obligations.

        As of the Issue Date, all of our Domestic Subsidiaries will be Restricted Subsidiaries and will be Guarantors. Under certain circumstances, we will be permitted to designate certain of our Subsidiaries as a "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the notes. Restricted Subsidiaries that are not Domestic Subsidiaries will not be required to guarantee the notes.

Principal, Maturity and Interest

        We will issue $350 million in initial aggregate principal amount of notes under the indenture and, subject to compliance with the covenant described under "—Certain Covenants—Limitation on Debt," we can issue an unlimited amount of additional notes at later dates.

        Any additional notes that we issue in the future will be identical in all respects to the notes we are issuing now, except that the notes issued in the future will have different issuance prices and issuance dates; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will be issued with a separate CUSIP number. We will issue notes only in fully registered form without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

        The notes will mature on April 15, 2023.

        Interest on the notes will accrue at a rate of 5.625% per annum. Interest on the notes will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2016. We pay interest to those persons who were holders of record on the April 1 or October 1 immediately preceding each interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will be denominated in U.S. Dollars and all payments of principal and interest thereon will be paid in U.S. Dollars.

Ranking

        The notes will be the senior unsecured obligations of the Issuer and will initially be guaranteed by the Parent Guarantor and each of the Issuer's Restricted Subsidiaries that is required to provide a guarantee or is a borrower under the Credit Agreement. The notes rank equally with or senior to all Debt of the Issuer and the Guarantors, but are effectively junior to all secured Debt, including our obligations under the Credit Agreement, to the extent of the value of the assets securing such Debt. Subject to the limits described under "—Certain Covenants—Limitation on Debt "and "—Certain Covenants—Limitation on Liens," the Issuer and its Restricted Subsidiaries may Incur additional secured Debt.

        Certain of the Issuer's Subsidiaries will not guarantee the notes, including any Receivables Subsidiary so long as it remains a Receivables Subsidiary. Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes and each Note Guarantee (as defined below) therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer (other than the Subsidiary Guarantors). Although the indenture limits the Incurrence of Debt of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the Incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under the indenture. See "—Certain Covenants—Limitation on Debt."

Optional Redemption

        Except as set forth in the next two paragraphs, notes will not be redeemable at the option of the Issuer prior to April 15, 2018. On or after April 15, 2018, the Issuer may, at its option, redeem all or any portion of the notes, at once or over time, upon not less than 30 days nor more than 60 days prior notice. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on April 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

        At any time and from time to time, prior to April 15, 2018, the Issuer may, on any one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the notes (including additional notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that immediately after giving effect to any redemption of this kind, at least 65% of the original aggregate principal amount of notes (including additional notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Equity Offering upon not less than 30 and no more than 60 days' prior notice.

        In addition, the Issuer may choose to redeem all or any portion of the notes, at once or over time, prior to April 15, 2018. If it does so, it may redeem the notes upon not less than 30 days nor more than 60 days prior notice. To redeem the notes, the Issuer must pay a redemption price equal to the sum of:

          (a)   100% of the principal amount of the notes to be redeemed, plus

          (b)   the Applicable Premium,

plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Any notice to holders of notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers' Certificate delivered to the trustee no later than two Business Days prior to the redemption date.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business, on such record date. In the case of any partial redemption, the trustee will select notes for redemption by such method as it shall deem fair and appropriate; provided that if the notes are in global form, interests in such global notes will be selected for redemption by DTC in accordance with its standard procedures therefor, although no note of $2,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Mandatory Redemption; Sinking Fund

        There will be no mandatory sinking fund payments for the notes.

Note Guarantees

        The obligations of the Issuer pursuant to the notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Parent Guarantor and each Restricted Subsidiary of the Issuer that guarantees or is a borrower under the Credit Agreement and certain other Debt (the "Note Guarantees" and each, a "Note Guarantee"). If any Restricted Subsidiary (including any newly acquired or created Restricted Subsidiary) other than the Issuer becomes a borrower or guarantor under the Credit Agreement or other capital markets debt securities of the Issuer or any Guarantor after the date of the indenture, the new Restricted Subsidiary must provide a Note Guarantee.

        Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor's obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See "Risk Factors—Risks Related to the Notes—Federal and state fraudulent conveyance laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes or the guarantees."

        The Note Guarantee of a Subsidiary Guarantor will terminate, and the Note Guarantee will be automatically and unconditionally released and discharged, upon:

          (1)   a sale or other disposition (including by way of consolidation or merger) of Capital Stock of the Subsidiary Guarantor following which such Subsidiary Guarantor ceases to be a Subsidiary or the sale or disposition of all or substantially all the Property of the Subsidiary Guarantor (other than to the Issuer or a Domestic Restricted Subsidiary) otherwise permitted by the indenture;

          (2)   the release or discharge of such Subsidiary Guarantor's guarantee of the obligations under the Credit Agreement or the release or discharge of such other guarantee in respect of capital markets debt securities of the Issuer or any Guarantor, as applicable, that resulted in the creation of such Note Guarantee other than, in each case, a release or discharge through payment thereon;

          (3)   the designation in accordance with the indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary; or

          (4)   defeasance or discharge of the notes, as provided in "—Defeasance and Discharge."

        The Note Guarantee of Parent Guarantor will terminate, and the Note Guarantee will be automatically and unconditionally released and discharged, upon defeasance or discharge of the notes, as provided in "—Defeasance and Discharge."

        While Parent Guarantor will be a Guarantor of the notes and the indenture on the Issue Date, Parent Guarantor will not be subject to most of the covenants in the indenture that are applicable to the Issuer and its Restricted Subsidiaries. In particular, the Indenture does not limit the incurrence of Debt by Parent Guarantor.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Issuer shall send or cause to be sent by first-class mail (or electronic transmission in the case of notes held in book-entry form), with a copy to the trustee, to each holder of notes, at such holder's address appearing in the security register, a notice stating:

          (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant described herein under "—Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for repurchase;

          (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered; and

          (3)   the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

        We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture to redeem all of the notes, as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The definition of "Change of Control" includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all of our assets by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain.

        The Credit Agreement restricts us in certain circumstances from purchasing any notes prior to maturity of the notes and also provides that the occurrence of some of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Debt of the Issuer may contain prohibitions of certain events that would constitute a Change of Control or require that future Debt be repurchased upon a Change of Control. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indenture. Any such default would, in turn, constitute a default under the Credit Agreement, and may constitute a default under any of our future Debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Amendments and Waivers."

Certain Covenants

        Set forth below are summaries of certain of the covenants to be contained in the indenture.

Covenant Suspension

        During any period of time that:

          (a)   the notes have Investment Grade Ratings from both Rating Agencies, and

          (b)   no Default or Event of Default has occurred and is continuing under the indenture, the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

  •
  "—Limitation on Debt,"

  •
  "—Limitation on Restricted Payments,"

  •
  "—Limitation on Asset Sales,"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "—Limitation on Transactions with Affiliates" and

  •
  clause (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing (the date of such ratings withdrawal or downgrade or the occurrence of such Default or Event of Default, the "Reversion Date"), then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in "—Limitation on Restricted Payments" with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time (the "Suspension Period") that the Issuer and the Restricted Subsidiaries were not subject to the Suspended

Covenants (or after that time based solely on events that occurred during that time). Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments." The Issuer will give the trustee written notice of any such suspension of covenants and in any event not later than five Business Days after such suspension has occurred. In the absence of such notice, the trustee shall assume that the Suspended Covenants are in full force and effect.

        Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined below) and without limiting the Issuer's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on Debt" covenant remains in effect during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt"(to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt," such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (g) of the second paragraph of the covenant described under "—Limitation on Debt." For purposes of determining compliance with the covenant described under "—Limitation on Asset Sales," on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. The Issuer will give the trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Limitation on Debt

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (including Acquired Debt) unless, after giving effect to the application of the proceeds thereof and either:

          (1)   the Debt is Debt (in each case, including Acquired Debt) of the Issuer or a Restricted Subsidiary and after giving pro forma effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be at least 2.00 to 1.00; provided that the aggregate principal amount of Debt permitted to be Incurred pursuant to this clause (1) by Restricted Subsidiaries that are not the Issuer or Subsidiary Guarantors may not exceed $35 million at any time outstanding, or

          (2)   the Debt is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

          (a)   Debt of the Issuer or any Restricted Subsidiary evidenced by the notes offered hereby and the related Note Guarantees (including exchange notes pursuant to the Registration Rights Agreement but excluding any additional notes);

          (b)   Debt of the Issuer or a Restricted Subsidiary Incurred under Credit Facilities up to an aggregate principal amount (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) not to exceed $700 million at any time outstanding, which amount shall be permanently reduced by the amount of Net Available Cash from an Asset Sale used to Repay Debt Incurred pursuant to this clause (b), pursuant to the covenant described under "—Limitation on Asset Sales";

          (c)   Debt of the Issuer owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the Issuer thereof, and (2) if the Issuer or a Subsidiary Guarantor is the obligor on that Debt and the Debt is owed to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes or the applicable Note Guarantee;

          (d)   Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Issuer or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary of the Issuer or was otherwise acquired by the Issuer); provided that the principal amount of any Debt Incurred pursuant to this clause (d) outstanding at any one time may not exceed the greater of (x) $35 million and (y) 3.5% of the Issuer's Consolidated Total Assets;

          (e)   Debt in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Issuer or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (f)    Debt arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

          (g)   Debt of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date and, in each case not otherwise described in clauses (a) through (f) above and clause (l) below;

          (h)   Debt of the Issuer or a Restricted Subsidiary (other than any Receivables Subsidiary) in an aggregate principal amount outstanding at any one time not to exceed $150 million;

          (i)    Debt of the Issuer or a Restricted Subsidiary Incurred in respect of Capital Lease Obligations, Purchase Money Debt and Sale and Leaseback Transactions, provided that the principal amount of any Debt Incurred pursuant to this clause (i) outstanding at any one time may not exceed the greater of (x) $50 million and (y) 5.0% of the Issuer's Consolidated Total Assets;

          (j)    Debt of the Issuer or any Subsidiary Guarantor consisting of Guarantees of Debt of the Issuer or any Restricted Subsidiary Incurred under any other clause of this covenant;

          (k)   Debt of Foreign Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $50 million;

          (l)    Debt under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

          (m)  Debt to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes in each case in accordance with the requirements of the indenture;

          (n)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d) and (g) above or this clause (n);

          (o)   Debt of any Receivables Subsidiary under an Accounts Receivable Facility to the extent that the obligations thereunder are required to be reflected as a liability on the consolidated balance sheet of the Issuer in accordance with GAAP;

          (p)   Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five (5) Business Days of its Incurrence;

          (q)   Debt in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Debt) in the ordinary course of business; provided that the aggregate stated amount of any such trade letters of credit, warehouse receipts or similar instruments shall not exceed, as of the date of issuance, amendment or extension thereof, $15.0 million;

          (r)   Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

          (s)   Debt representing deferred compensation to employees of the Issuer or any Subsidiary incurred in the ordinary course of business;

          (t)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above.

        For purposes of determining compliance with any restriction on the Incurrence of Debt in U.S. Dollars where Debt is denominated in a different currency, the amount of such Debt will be the Dollar Equivalent determined on the date of such determination. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced will be the Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this "Limitation on Debt" covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Issuer or any Restricted Subsidiary may Incur under any of clauses (a) through (t) of this "Limitation on Debt" covenant.

        For purposes of determining compliance with the covenant described above:

          (A)  in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Issuer, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

          (B)  the Issuer will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above; provided that Debt outstanding under each Credit Agreement on the Issue Date shall at all times be treated as Incurred under clause (2)(b) above and may not be reclassified.

Limitation on Restricted Payments

        The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

          (a)   Default or Event of Default shall have occurred and be continuing,

          (b)   the Issuer could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," or

          (c)   the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment and for which reports are required to be provided under "—Reports"(or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

            (2)   Capital Stock Sale Proceeds received after the Issue Date, plus

            (3)   the sum of:

              (A)  the aggregate Net Cash Proceeds received by the Issuer or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Issuer, and

              (B)  the aggregate amount by which Debt of the Issuer or any Restricted Subsidiary is reduced on the Issuer's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer, excluding, in the case of clause (A) or (B):

            (x)   any Debt issued or sold to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary for the benefit of their employees, and

            (y)   the aggregate amount of any cash or other Property distributed by the Issuer or any Restricted Subsidiary upon any such conversion or exchange,

    plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Issuer or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Issuer or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

              (B)  the lesser of the net book value or the Fair Market Value of the Issuer's equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

      provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as Restricted Payments) by the Issuer or any Restricted Subsidiary in that Person, and plus

            (5)   any cash dividends or cash distributions received directly or indirectly by the Issuer or a Subsidiary Guarantor after the Issue Date from an Unrestricted Subsidiary or any other Person that is not a Restricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income (other than to the extent such distribution represents a return of capital and the Investment in such Unrestricted Subsidiary or such other Person was made by the Issuer or a Restricted Subsidiary pursuant to clause (j) of the second paragraph of this covenant or to the extent such Investment constituted a Permitted Investment).

        Notwithstanding the foregoing limitation, the Issuer and each of the Restricted Subsidiaries may:

          (a)   declare or pay dividends on its Capital Stock or distributions, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, on said date of declaration or redemption notice, such dividends, distributions or redemption, as the case may be, could have been paid in compliance with the indenture; provided, however, that the dividend, distribution and redemption shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary for the benefit of their employees); provided, however, that

            (1)   the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

            (2)   the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   pay scheduled dividends (not constituting a return on capital) on Disqualified Stock issued pursuant to and in compliance with the covenant described under "—Limitation on Debt";

          (e)   permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Issuer or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

          (f)    make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Capital Stock of the Issuer; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (g)   make repurchases of shares of Capital Stock (other than Disqualified Stock) of the Issuer deemed to occur upon the exercise of options to purchase shares of Capital Stock (other than Disqualified Stock) of the Issuer, warrants, other rights to acquire Capital Stock (other than Disqualified Stock) or the vesting of restricted stock units if such shares of Capital Stock (other than Disqualified Stock) of the Issuer represent a portion of the exercise price of such options, warrants or other rights or represents withholding, income or employment taxes due upon such exercise or vesting; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

          (h)   repurchase shares of, or options to purchase shares of, common stock of the Issuer or a Restricted Subsidiary from current or former officers, directors or employees of the Issuer or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year carried over to the immediately succeeding calendar year (but not any other years) subject to a maximum of $7.5 million in any calendar year); and provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

          (i)    purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Issuer or an Asset Sale by the Issuer, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Issuer has previously made the offer to purchase notes required under "—Repurchase at the Option of Holders Upon a Change of Control" or "—Limitation on Asset Sales" and has repurchased all notes validly tendered and now withdrawn in connection with such offer to purchase notes pursuant to the provisions described under "—Repurchase at the Option of Holders Upon a Change of Control" or "—Limitation on Asset Sales"; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

          (j)    make other Restricted Payments not to exceed $75 million in the aggregate; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (k)   declare or pay dividends or distributions to the Parent Guarantor in such amount as to cause the Parent Guarantor to be able to declare or pay dividends on common stock of the Parent Guarantor of not more than $0.12 per share in each of the first two fiscal quarters of the Issuer commencing after the Issue Date; provided, however, that the dividend or distribution shall be excluded in the calculation of the amount of Restricted Payments;

          (l)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under "—Limitation on Debt" and constitutes Refinancing Debt;

          (m)  any payments made in connection with the Transactions; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (n)   the Issuer may declare and pay dividends or make other distributions to Parent Guarantor in respect of (i) overhead, legal, accounting and administrative expenses of Parent Guarantor, (ii) Tax Distributions and franchise or similar taxes and other fees and expenses required to maintain the existence of Parent Guarantor and (iii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Parent Guarantor, in each case in order to permit Parent Guarantor to make such payments; provided that in each case under this clause (n), the amount of such dividends and distributions shall not exceed the portion of any dividends or distributions referred to in this clause (n) that are directly allocable to the Issuer and its Subsidiaries (which shall be deemed to be 100% for so long as Parent Guarantor owns no material assets other than the Capital Stock of the Issuer and does not have any material obligations other than the guarantee of obligations under the Credit Agreement and the guarantee of the notes); and

          (o)   Restricted Payments by the Issuer to the Parent Guarantor to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) the Parent Guarantor shall, immediately following the closing thereof, cause (i) all property acquired (whether Capital Stock or other assets) to be contributed to the capital of the Issuer or one of the Restricted Subsidiaries or (ii) the merger or amalgamation of the Person formed or acquired into the Issuer or one of the Restricted Subsidiaries (to the extent not prohibited by the covenant "—Merger, Consolidation and Sale of Property" below) in order to consummate such Investment, (C) the Parent Guarantor and its Affiliates (other than the Issuer or a Restricted Subsidiary) receive no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph or any other provision of this paragraph and (E) such Investment shall have been permitted by and shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of "Permitted Investments" pursuant to which the Issuer would have been entitled to have made such Investment if made by the Issuer.

Limitation on Liens

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens), upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom unless (i) it has made or will make effective provision whereby the notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Issuer or any Restricted Subsidiary secured by that Lien or (ii) in the case of Liens securing Subordinated Obligations or a Subsidiary Guarantor's Subordinated Obligations, the notes and the related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior to such Liens.

        Any Lien created for the benefit of the holders of the notes pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (i) and (ii) above.

Limitation on Asset Sales

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)   the Issuer or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

          (b)   at least 75% of the consideration paid to the Issuer or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Issuer and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; and

          (c)   the Issuer delivers an Officers' Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

        For the purposes of this covenant:

          (1)   securities or other assets received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days after the closing of such Asset Sale shall be considered to be cash to the extent of the cash received in that conversion;

          (2)   any cash consideration paid to the Issuer or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

          (3)   Productive Assets received by the Issuer or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash;

          (4)   the requirement that at least 75% of the consideration paid to the Issuer or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or Cash Equivalents or assumed liabilities shall also be considered satisfied if the cash or Cash Equivalents received constitutes at least 75% of the consideration received by the Issuer or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis; and

          (5)   any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in connection with the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received in respect of Asset Sales that is at that time outstanding not to exceed $40 million shall be considered to be cash.

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Issuer or a Restricted Subsidiary, to the extent the Issuer or the Restricted Subsidiary elects (or is required by the terms of any Debt):

          (a)   to Repay secured Debt of the Issuer or a Subsidiary Guarantor (and if the secured Debt being repaid is revolving credit Debt, to correspondingly permanently reduce commitments with respect thereto), or any Debt of a non-Guarantor Restricted Subsidiary (excluding, in any such case, any Debt that is owed to the Issuer or an Affiliate of the Issuer);

          (b)   to Repay other Debt of the Issuer or a Restricted Subsidiary (other than Subordinated Obligations and Debt owed to the Issuer or an Affiliate of the Issuer) so long as the Issuer shall equally and ratably reduce obligations under the notes (i) on a pro rata basis as provided under "—Optional Redemption,"(ii) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (iii) by making an offer (in accordance with the procedures set forth below for a Prepayment Offer) to all holders to purchase their notes at

  100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

          (c)   to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary);

provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Issuer to any Subsidiary must be reinvested in Additional Assets of the Issuer.

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of that Net Available Cash or that the Issuer earlier elects to so designate shall constitute "Excess Proceeds"; provided, however, that a binding commitment to reinvest in Additional Assets pursuant to clause (b) of the preceding paragraph shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (i) such reinvestment is consummated within 180 days of the end of the 365-day period referred to in this sentence, and (ii) if such reinvestment is not consummated within the period set forth in subclause (i) or such binding commitment is terminated, the Net Available Cash not so applied will be deemed to be Excess Proceeds.

        When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $35 million (taking into account income earned on those Excess Proceeds, if any), the Issuer will be required to make an offer to purchase (the "Prepayment Offer") the notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the indenture, the Issuer or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

          (a)   the Excess Proceeds, and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

            (2)   the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuer outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Issuer to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

        Not later than five Business Days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuer shall send, or cause to be sent, a written notice, by first-class mail (or electronic transmission in the case of notes held in book-entry form), to the holders of notes, accompanied by information regarding the Issuer and its Subsidiaries as the Issuer in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days and no later than 60 days from the date the notice is delivered.

        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (x)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividend or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),

          (y)   make any loans or advances to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Debt Incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

          (z)   sell, lease or transfer any of its Property to the Issuer or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (x) or (y) above).

        The foregoing limitations will not apply to restrictions:

          (a)   in effect on the Issue Date, including, but not limited to the Credit Agreement,

          (b)   relating to Debt of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer,

          (c)   that result from any amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, in clause (f), (g) or (j) below or this clause (c), provided that the restriction contained in such amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing is not materially more restrictive (as determined in good faith by the Issuer's Board of Directors in a resolution of the Board of Directors delivered to the trustee), taken as a whole, than the restrictions of the same type contained in the agreements or instruments referred to in clauses (a), (b), (f), (g) or (j) or this clause (c), as applicable,

          (d)   resulting from the Incurrence of any Permitted Debt described in the second paragraph of the covenant described under "—Limitation on Debt," provided that the restriction is no less favorable to the holders of notes in any material respect (as determined in good faith by the Issuer's Board of Directors in a resolution of the Board of Directors delivered to the trustee) than the restrictions of the same type contained in the indenture, or

          (e)   existing by reason of applicable law, rule, regulation or order; and

          (f)    with respect to clause (z) above only, relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing that Debt,

          (g)   encumbering Property at the time the Property was acquired by the Issuer or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

          (h)   resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder,

          (i)    which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale,

          (j)    existing by reason of the indenture, the notes offered hereby, the exchange notes, and the Note Guarantees;

          (k)   in respect of any Receivables Subsidiary to the extent set forth in the Accounts Receivable Facility Documents; or

          (l)    which are customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer's Board of Directors and otherwise permitted under the Indenture, which limitation is applicable only to the assets that are the subject of such agreements.

Limitation on Transactions with Affiliates

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an "Affiliate Transaction"), unless:

          (a)   the terms of such Affiliate Transaction are materially no less favorable to the Issuer or that Restricted Subsidiary, as the case may be, taken as a whole, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Issuer, and

          (b)   (i) if the Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the trustee and (ii) if the Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Company delivers to the trustee an opinion to the effect that such Affiliate Transaction is fair to the Company or such

  Restricted Subsidiary from a financial point of view issued by an investment banking firm or advisory firm of national standing or nationally recognize accounting firm or appraisal firm.

        Notwithstanding the foregoing limitation, the Issuer or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Issuer and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

          (c)   any reasonable or customary employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Issuer or a Restricted Subsidiary with a current or former director, officer or employee of the Issuer or a Restricted Subsidiary and payments related thereto; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Issuer, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Issuer or a Restricted Subsidiary approved by the Board of Directors of the Issuer;

          (d)   (i) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (ii) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Issuer or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5 million in the aggregate at any one time outstanding;

          (e)   any issuance of shares of Capital Stock (other than Disqualified Stock) of the Issuer;

          (f)    any agreement as in effect on the Issue Date or any amendment, modification, supplement, extension or renewal thereto (so long as such amendment, modification, supplement, extension or renewal is not materially adverse to the interests of the holders of the notes) or any transaction contemplated thereby;

          (g)   any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the holders, in the reasonable determination of an Officer of the Issuer than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

          (h)   transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of the indenture; provided that in the reasonable determination of an Officer of the Issuer, such transactions are on terms that are not materially less favorable, when taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

          (i)    transactions in which the Issuer or any Restricted Subsidiary delivers to the trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the

  Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Issuer or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

          (j)    the Transactions and the payment of all fees and expenses related to the Transactions; and

          (k)   transactions in connection with an Accounts Receivable Facility.

Limitation on Sale and Leaseback Transactions

        The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (a)   the Issuer or that Restricted Subsidiary would be entitled to:

            (1)   Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt," and

            (2)   create a Lien on the Property securing that Attributable Debt without also securing the notes pursuant to the covenant described under "—Limitation on Liens," and

          (b)   the Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales" after treating all the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds of such covenant.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary or other Subsidiary of the Issuer to be an Unrestricted Subsidiary if:

          (a)   the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Issuer or any other Restricted Subsidiary,

          (b)   immediately before and after such designation, no Event of Default shall have occurred and be continuing, and

          (c)   any of the following:

            (1)   the Subsidiary to be so designated has total assets of $10,000 or less,

            (2)   if the Subsidiary has consolidated assets greater than $10,000, then the designation would be permitted under the covenant entitled "—Limitation on Restricted Payments," or

            (3)   the designation is effective immediately upon the entity becoming a Subsidiary of the Issuer (as designated by the Board of Directors in the manner provided below).

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification as a Restricted Subsidiary or if the Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the first paragraph of this covenant, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Issuer or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

          (x)   the Issuer could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and

          (y)   no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors giving effect to the designation or redesignation and an Officers' Certificate that:

          (a)   certifies that the designation or redesignation complies with the foregoing provisions, and

          (b)   gives the effective date of the designation or redesignation, and the filing with the trustee to occur after the end of the fiscal quarter of the Issuer in which the designation or redesignation is made within the time period for which reports are required to be provided under "—Reports."

Additional Note Guarantees

        The Issuer will not permit any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary (and any U.S. Subsidiary that is a non-Wholly Owned Subsidiary if such non-Wholly Owned Subsidiary guarantees other capital markets debt securities of a Guarantor), other than the Guarantors, to guarantee the payment of any Debt of the Company or any other Guarantor incurred under a Credit Facility or other capital markets debt securities (other than Debt payable to the Company or Restricted Subsidiary) unless:

          (1)   such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Debt of the Issuer or any Guarantor:

            (a)   if the Notes or such Guarantor's Guarantee are subordinated in right of payment to such Debt, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Debt substantially to the same extent as the notes are subordinated to such Debt; and

            (b)   if such Debt is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Debt shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Debt is subordinated to the notes;

          (2)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (3)   such Restricted Subsidiary shall deliver to the trustee an Opinion of Counsel stating that:

            (a)   such Guarantee has been duly executed and authorized; and

            (b)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed on the Issue Date or at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided, further, that no Receivables Subsidiary will be required to become a Guarantor at any time. Each Guarantee shall be released in accordance with the provisions of the indenture described under "Note Guarantees."

Merger, Consolidation and Sale of Property

  The Issuer

        The Issuer shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Issuer shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than Issuer) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture executed and delivered to the trustee by that Surviving Person, in the case of a Surviving Person formed by the merger, consolidation or amalgamation with the Issuer or to which the sale, transfer, assignment, lease, conveyance or disposition is with respect to all or substantially all of the Property of the Issuer, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Issuer;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Issuer that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e)   immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Issuer or the Surviving Person (if the Surviving Person was previously the Issuer), as the case may be, (i) would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Limitation on Debt" or (ii) the Consolidated Fixed Charges Coverage Ratio of the Issuer or the Surviving Person (if the Surviving Person was previously the Issuer), as applicable, would be greater than or equal to such ratio immediately prior to such transaction, provided, however, that this clause (e) shall not be applicable to the Issuer merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Debt of the Issuer and the Restricted Subsidiaries is not increased thereby; and

          (f)    the Issuer, shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the indenture, but the predecessor Issuer in the case of:

          (a)   a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Issuer as an entirety or virtually as an entirety), or

          (b)   a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the notes, in the case of the Issuer.

  Parent Guarantor

        Parent Guarantor shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   Parent Guarantor shall be the surviving Person or the Surviving Parent (if other than Parent Guarantor) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (each such Person being herein called the "Surviving Parent");

          (b)   the Surviving Parent (if other than Parent Guarantor) expressly assumes, by supplemental indenture executed and delivered to the trustee by that Surviving Parent, in the case of a Surviving Parent formed by the merger, consolidation or amalgamation with Parent Guarantor or to which the sale, transfer, assignment, lease, conveyance or disposition is with respect to all or substantially all of the Property of Parent Guarantor, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Parent Guarantor;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of Parent Guarantor that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to that transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (e)   Parent Guarantor, shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied.

        The Surviving Parent shall succeed to, and be substituted for, and may exercise every right and power of Parent Guarantor under the indenture.

  Subsidiary Guarantors

        No Subsidiary Guarantor may:

          (a)   merge, consolidate or amalgamate with or into any other Person, or

          (b)   sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, or

          (c)   permit any Person to merge, consolidate or amalgamate with or into the Subsidiary Guarantor unless:

              (i)  the other Person is the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

             (ii)  (1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Note Guarantee; and

              (2)   immediately after giving effect to the transaction, no Default has occurred and is continuing; or

            (iii)  the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the Property of the Subsidiary Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture.

Conduct of Business of Receivables Subsidiaries

        Notwithstanding anything to the contrary contained herein, the Issuer will not permit any Receivables Subsidiary to engage in any business activities (including, but not limited to, making acquisitions or Investments) or incur or assume any liabilities other than, in each case, solely in connection with the transactions contemplated by the Accounts Receivable Facility Documents.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations for non-accelerated filers:

          (1)   all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

          (2)   all current reports required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided that the electronic filing of the foregoing reports by the Issuer on the SEC's EDGAR system (or any successor system) shall be deemed to satisfy the Issuer's delivery obligations to the trustee and any holder of notes, it being understood that the trustee shall have no responsibility to determine whether any reports have been filed on the SEC's EDGAR system (or any successor system).

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer's consolidated financial statements by the Issuer's certified independent accountants. In addition, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

        If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuer will not take any action reasonably expected to cause the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer's filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

        If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer. In addition, the Issuer agrees that, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        To the extent any information is not provided within the time periods specified in this section "—Reports" and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

        The Issuer will be deemed to have furnished such reports to the trustee and the holders of the notes if any direct or indirect parent of the Issuer (including Parent Guarantor) has filed such reports (including reports filed by the Parent Guarantor's independent accountants) with the SEC using the EDGAR filing system (or any successor thereto) and such reports are publicly available. The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer's, any Guarantor's or any other Person's compliance with the covenants described herein or with respect to any reports or other documents filed under the indenture.

Events of Default

        Events of Default in respect of the notes include:

          (1)   failure to make the payment of any interest on the notes when the same becomes due and payable, and that failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Property";

          (4)   failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 60 days after written notice is given to the Issuer as provided below;

          (5)   a default under any Debt by the Issuer or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $30 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of $30 million (or its foreign currency equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against Parent Guarantor, the Issuer or any Restricted Subsidiary and that shall not be waived, satisfied, annulled, discharged or rescinded for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7)   specified events involving bankruptcy, insolvency or reorganization of Parent Guarantor, the Issuer or any Significant Subsidiary (the "bankruptcy provisions"); and

          (8)   any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of the indenture, or Parent Guarantor or a Subsidiary Guarantor denies or disaffirms its obligations under its Note Guarantee (the "note guarantee provisions").

        A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Issuer of the Default and the Issuer does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

        The Issuer shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Issuer) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Issuer shall occur, the amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless the holders shall have offered to the trustee reasonable indemnity satisfactory to it. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   that holder has previously given to the trustee written notice of a continuing Event of Default,

          (b)   the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered indemnity reasonably satisfactory to the trustee to institute the proceeding as trustee, and

          (c)   the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

        However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, that note on or after the respective due dates expressed in that note. The trustee shall not be deemed to have notice of any Default or Event of Default unless an officer of the trustee having direct responsibility for the administration of the indenture has received written notice of any such event and such notice references the notes and the indenture.

Amendments and Waivers

        Subject to some exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including waivers obtained in connection with a tender offer or exchange offer for the notes), except a Default in the payment of principal, premium, if any, or interest and particular covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note. However, without the consent of each holder of an outstanding note adversely affected thereby, no amendment may, among other things,

          (1)   reduce the amount of notes whose holders must consent to an amendment or waiver,

          (2)   reduce the rate of or extend the time for payment of interest on any note,

          (3)   reduce the principal of or extend the Stated Maturity of any note,

          (4)   make any note payable in money other than U.S. Dollars,

          (5)   impair the right of any holder of the notes to receive payment of principal of and interest on that holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder's notes,

          (6)   subordinate the notes to any other obligation of the Issuer or any Guarantor,

          (7)   reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed, as described under "—Optional Redemption,"

          (8)   reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to that Change of Control Offer,

          (9)   at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto, or

          (10) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture.

        Without the consent of any holder of the notes, the Issuer and the trustee may amend the indenture to:

          (1)   cure any ambiguity, omission, defect, mistake or inconsistency,

          (2)   provide for the assumption by a successor of the obligations of the Issuer or any Guarantor under the indenture,

          (3)   provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code,

          (4)   add Guarantees with respect to the notes or release Guarantors from their Note Guarantees as provided by the terms of the indenture or the Note Guarantees,

          (5)   secure the notes (and, thereafter, provide releases of collateral in accordance with the security documents entered into in connection therewith), add to the covenants of the Issuer for the benefit of the holders of the notes or surrender any right or power conferred upon the Issuer,

          (6)   make any change that does not adversely affect the rights of any holder of the notes,

          (7)   comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, as amended,

          (8)   provide for the issuance of additional notes in accordance with the indenture,

          (9)   provide for the issuance of exchange securities that shall have terms substantially identical in all respects to the notes (except that the transfer restrictions contained in the notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding notes, as a single class of securities;

          (10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture; or

          (11) conform any provisions to this "Description of Notes" as evidenced in an Officers' Certificate.

        The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Issuer is required to deliver to each registered holder of the notes at the holder's address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment. In connection with any modification, amendment or supplement, we will deliver to the trustee an Opinion of Counsel and an Officers' Certificate upon which the trustee may conclusively rely, each stating that such modification, amendment or supplement complies with the applicable provisions of the indenture and such modification, amendment or supplement is the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms.

Defeasance and Discharge

        The Issuer may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.

        The Issuer at any time may also terminate all of the Issuer's obligations under the notes and the indenture ("legal defeasance"), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate:

          (1)   the Issuer's obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Certain Covenants" above,

          (2)   the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the note guarantee provisions, described under "—Events of Default" above, and

          (3)   the limitations contained in clause (e) under the first paragraph of "—Certain Covenants—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Certain Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "—Events of Default" above or because of the failure of the Issuer to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above. The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Issuer irrevocably deposits in trust with the trustee money in U.S. Dollars or U.S. dollar-denominated Government Obligations for the payment of principal of and interest (including premium, if any) on the notes to maturity or redemption;

          (b)   the Issuer delivers to the trustee a certificate of a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the notes to maturity or redemption, as the case may be;

          (c)   no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

          (d)   the deposit does not constitute a default under any other agreement or instrument binding on the Issuer;

          (e)   the Issuer delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (f)    in the case of the legal defeasance option, the Issuer delivers to the trustee an Opinion of Counsel stating that:

            (1)   the Issuer has received from the Internal Revenue Service a ruling, or

            (2)   since the date of the indenture there has been a change in the applicable federal income tax law,

to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

          (g)   in the case of the covenant defeasance option, the Issuer delivers to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income; gain or loss for federal income tax purposes as a result of that covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

          (h)   the Issuer delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

        In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate.

Governing Law

        The indenture is, and the notes will be, governed by the internal laws of the State of New York.

The Trustee

        HSBC Bank USA, National Association is the trustee under the indenture and has been appointed by the Issuer as registrar and paying agent with regard to the notes. HSBC Bank USA, National Association has also been appointed by the Issuer as exchange agent with regard to the notes.

        Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture and no implied covenants or obligations shall be read into the indenture against the trustee, where duties and obligations shall be determined solely by the express provisions of the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person's own affairs.

Definitions

        Set forth below is a summary of defined terms from the indenture that are used in this "Description of Notes." Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Accounts Receivable Facilities" means the transactions contemplated by the Accounts Receivable Facility Documents pursuant to which the Designated Notes Parties sell Time Share Receivables to a Receivables Subsidiary for resale by such Receivables Subsidiary as part of a customary asset securitization or similar financing transaction involving Time Share Receivables, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and its Subsidiaries (other than a Receivables Subsidiary) and as to which neither the Issuer nor any of its Subsidiaries (other than a Receivables Subsidiary) provides credit support of any kind.

        "Accounts Receivable Facility Documents" means the pooling and servicing agreement, the receivables purchase agreement and each of the other documents and agreements entered into in connection with an Accounts Receivable Facility, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

        "Acquisition" means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the Property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

        "Acquired Debt" means Debt (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination

        "Additional Assets" means:

          (a)   any Property (other than cash, cash equivalents, securities and inventory), including any improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Permitted Business;

          (b)   Capital Stock of (i) a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Issuer or another Restricted Subsidiary from any Person other than the Issuer or an Affiliate of the Issuer or (ii) any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Permitted Business; or

          (c)   all or substantially all of the assets of a Permitted Business.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (a)   1.0% of the principal amount of such note; and

          (b)   the excess, if any, of (i) the present value on such redemption date of (A) the redemption price of such note on April 15, 2018 (such redemption price being that described in "—Optional Redemption" above, plus (B) all required remaining scheduled interest payments due on such note through April 15, 2018 computed using a discount rate equal to the Treasury Rate plus 50 basis points over (ii) the principal amount of such note.

        "Approved Bank" means (a) any lender under the Credit Agreement, (b) any United States domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (c) any bank (or parent thereof) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof.

        "Asset Sale" means any direct or indirect sale, lease (other than operating lease entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares),

          (b)   all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary, or

          (c)   any other Property of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

  other than, in the case of clause (a), (b) or (c) above,

          (1)   any disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary,

          (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Property—The Issuer,"

          (4)   any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $7.5 million;

          (5)   any disposition of Cash Equivalents in the ordinary course of business;

          (6)   the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Liens," and dispositions in connection therewith;

          (7)   the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under "—Certain Covenants—Limitation on Debt;"

          (8)   a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

          (9)   any sale or other disposition of Time Share Receivables by the Designated Notes Parties and Receivables Subsidiaries pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents; and

          (10) any sale or other disposition of timeshare interests in real property in the ordinary course of business of the Issuer and its Subsidiaries.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (a)   if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and

          (b)   in all other instances, the greater of:

            (1)   the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

            (2)   the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

          (b)   the sum of all payments of this kind.

        "Beneficial Owner" means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

          (a)   a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and

          (b)   for purposes of clause (a) of the definition of "Change of Control," any "person" or "group"(as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the "parent corporation"), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

        The term "Beneficially Own" shall have a corresponding meaning.

        "Board of Directors" means: (1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee of the board of directors; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the corporate trust office of the trustee is located are authorized or required by law to close.

        "Capital Lease Obligation" means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of the indenture governing the notes, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty, in each case. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participation, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

        "Capital Stock Sale Proceeds" means the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Issuer from the issuance or sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or the Subsidiary for the benefit of their employees) by the Issuer of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, initial purchasers' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

        "Cash Equivalents" means any of the following types of Investments, to the extent owned by the Issuer or any Restricted Subsidiary: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States, is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition, (b) Dollar denominated time deposits, certificates of deposit or bankers' acceptances of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's, and maturing within 24 months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) other short-term investments utilized by the Issuer or any Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing, (g) U.S. Dollars or foreign currencies held from time to time in the ordinary course of business, and (h) interests in any investment company or money market fund which invests 95% or more of its assets in instruments specified in clauses (a) through (g) above.

        "Change of Control" means the occurrence of any of the following events:

          (a)   any "person" or "group"(as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent Guarantor; or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Parent Guarantor, the Issuer and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred;

          (c)   during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Parent

  Guarantor was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the shareholders of Parent Guarantor) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the shareholders of Parent Guarantor shall have approved any plan of liquidation or dissolution of Parent Guarantor.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

        "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus

          (a)   without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of:

              (i)  consolidated interest expense (and, to the extent not reflected therein, bank and letter of credit fees and costs of surety bonds in connection with financing activities) for such period (including imputed interest expense in respect of Capital Lease Obligations),

             (ii)  consolidated income tax expense for such period,

            (iii)  all amounts attributable to depreciation and amortization for such period,

            (iv)  any non-cash extraordinary charges for such period,

             (v)  any other non-cash charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period,

            (vi)  any losses for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement,

           (vii)  the amount of any restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business), provided that the aggregate amount added back pursuant to this clause (vii) may not exceed, when aggregated with the amount of any increase for such period to Consolidated EBITDA pursuant to clause (ii) of the definition of "pro forma," 10% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (ii) or this clause (a)(vii)), and minus

          (b)   without duplication

              (i)  to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income, and

             (ii)  to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement or Hedging Obligation, all determined on a consolidated basis in accordance with GAAP.

        "Consolidated Fixed Charges" means, for any period for the Issuer and its consolidated Restricted Subsidiaries, the sum, without duplication, of,

          (a)   Consolidated Interest Expense for such period, plus

          (b)   Disqualified Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock, plus

          (c)   Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock.

        "Consolidated Fixed Charges Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date for which financial statements are required to be filed pursuant to "—Reports" to

          (b)   Consolidated Fixed Charges for those four fiscal quarters;

  provided, however, that:

          (1)   if:

            (a)   since the beginning of that period the Issuer or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

            (b)   the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt,

        Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, Consolidated EBITDA for that period shall be calculated as if the Issuer or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

          (2)   if:

            (a)   since the beginning of that period the Issuer or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

            (b)   the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

            (c)   since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

Consolidated EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Issuer shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

        "Consolidated Interest Expense" means, for any period for the Issuer and its Restricted Subsidiaries, the sum of the total interest expense of the Issuer and its consolidated subsidiaries (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under capital leases determined on a consolidated basis and amortization of original issue discount resulting from the issuance of Debt at less than par; provided that there shall be excluded from Consolidated Interest Expense the following: (a) the amortization of deferred financing, legal and accounting costs with respect to the Credit Agreement and the notes, (b) the interest expense with respect to Non-Recourse Debt incurred in connection with Accounts Receivable Facilities and (c) the interest income derived from Time Share Receivables, in each case to the extent the same would otherwise have been included therein. Consolidated Interest Expense shall be calculated on a pro forma basis.

        "Consolidated Net Income" means, for any period, the net income or loss of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Issuer) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Issuer or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than the Issuer or a Subsidiary Guarantor) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Issuer to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary, (d) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts, (e) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of assets of the Issuer or such Restricted Subsidiary, other than in the ordinary course of business, (f) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments, (g) the cumulative effect of a change in accounting principles, (h) any net after-tax (x) extraordinary, unusual or nonrecurring gains or losses and (y) extraordinary, unusual or nonrecurring costs, charges or expenses, (i) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Debt (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and any such transaction undertaken but not completed, and any charges or merger costs incurred during such period as a result of any such transaction (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business

Combinations) and (j) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof.

        Notwithstanding the foregoing, (i) for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayment of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof, and (ii) any net income (loss) of any Person (other than the Issuer) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Issuer's equity in the net income of any such Person for any period shall be included without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed by the Person during such period to the Issuer or a Restricted Subsidiary as a dividend or distribution.

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of all Debt of the Issuer and its Restricted Subsidiaries (other than Debt under Accounts Receivable Facilities) secured by Liens at the date of determination, (on a pro forma basis reflecting any Incurrence of Debt and repayment of Debt made on such date) to (b) the aggregate amount of Consolidated EBITDA for the Issuer for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Secured Leverage Ratio for which financial statements are required to be filed pursuant to "—Reports". In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated in a manner consistent with the definition of the "Fixed Charges Coverage Ratio," including any pro forma calculations.

        "Consolidated Total Assets" of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of such Person and its Subsidiaries is available, all calculated on a consolidated basis in accordance with generally accepted accounting principles.

        "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of June 21, 2012, by and among the Issuer, as the borrower (the "Borrower"), Parent Guarantor, certain subsidiaries of the Borrower party thereto, the lenders and agents party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as amended by the First Amendment to Credit Agreement and Incremental Revolving Commitment Agreement, dated April 8, 2014, and the Second Amendment to Credit Agreement and Incremental Revolving Commitment Agreement, dated November 6, 2014, and the Third Amendment to Credit Agreement and Incremental Revolving Commitment Agreement, dated on or about the Issue Date, and as further amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors).

        "Credit Facilities" means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or bankers' acceptances or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Credit Agreement or any other credit agreement or other agreement or indenture).

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of the Person for money borrowed, and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

          (b)   all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

          (c)   all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured;

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligations that would be payable by such person at such time); and

          (i)    all obligations under any Accounts Receivable Facility to the extent that such obligations are required to be reflected as a liability on the consolidated balance sheet of the Issuer in accordance with GAAP.

        The amount of Debt (including, for the avoidance of doubt, any guarantee) of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Notes Parties" shall mean the Issuer or any Subsidiary Guarantor that are from time to time party to the Accounts Receivable Facility Documents.

        "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any sale or issuance of Capital Stock in a Restricted Subsidiary but excluding any sale or issuance of Capital Stock in the Issuer) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete, worn out or no longer useful property, whether now owned or hereafter acquired, in each case, in the ordinary course of business, (b) Dispositions of inventory, promotional materials and product displays in the ordinary course of business, (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; (d) Dispositions of defaulted receivables in the ordinary course of business for collection, (e) any Involuntary Disposition, and (f) the unwinding of any Hedging Obligation.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

          (c)   is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the Stated Maturity of the notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Issuer of the Disqualified Stock.

        "Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

        "Domestic Restricted Subsidiary" means, a Restricted Subsidiary that is a U.S. Subsidiary.

        "Equity Offering" means (i) an underwritten public equity offering of Qualified Capital Stock of the Issuer pursuant to an effective registration statement under the Securities Act, or any direct or indirect parent company of the Issuer but only to the extent contributed to the Issuer in the form of Qualified Capital Stock of the Issuer or (ii) a private equity offering of Qualified Capital Stock of the Issuer, or any direct or indirect parent company of the Issuer but only to the extent contributed to the Issuer in the form of Qualified Capital Stock of the Issuer, other than any public offerings registered on Form S-8.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

        "Fair Market Value" means, with respect to any asset or liability, the fair market value of such asset or liability, as determined by an Officer of the Issuer in good faith.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Issuer that is not a U.S. Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture, except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under "—Certain Covenants—Reports," which shall be prepared in accordance with GAAP as in effect on the date thereof. For the purposes of the indenture, the term "consolidated," with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Issuer may elect by written notice to the trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and as in effect from time to time (for all other purposes of the Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

        "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

        "Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or any country that is a member of the European Union on the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or such European Union country is pledged and which are not callable or redeemable at the Issuer's option.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect such Debt (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1)   endorsements for collection or deposit in the ordinary course of business, or

          (2)   a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (h) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligation" of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Debt," amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Issuer.

        "Independent Investment Banker" means one of the Reference Treasury Dealers selected by the Issuer.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Debt or other obligations of such other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Issuer's equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Issuer's "Investment" in that Subsidiary at the time of such redesignation, less

          (b)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB^ (or the equivalent) by S&P.

        "Involuntary Disposition" means the receipt by the Issuer or any Restricted Subsidiary of any cash insurance proceeds or condemnation awards or expropriation compensation payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

        "Issue Date" means April 10, 2015.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

          (a)   all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers' or investment bankers' commissions or fees) and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

          (b)   all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

          (c)   all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Issuer or any Restricted Subsidiary after the Asset Sale provided, that, to the extent that any portion of the consideration for an Asset Sale is required by contract to be held in a separate escrow or deposit account to support indemnification, adjustment of purchase price or similar obligations, such portion of the consideration shall become Net Available Cash only at such time as it is released to the Issuer or a Restricted Subsidiary from the escrow or deposit account.

        "Net Cash Proceeds" means with respect to any incurrence or issuance of Debt, the aggregate principal amount actually received in cash by the Issuer or any Restricted Subsidiary in connection therewith, net of direct costs (including legal, accounting and investment banking fees and expenses, sales brokerage commissions and underwriting discounts).

        "Non-Recourse Debt" means Debt of a Person: (a) which the lenders or holders thereof have no recourse other than to specific assets of such Person and (b) as to which neither the Issuer nor any of its Subsidiaries provides any Support Obligation or credit support of any kind. Notwithstanding the foregoing, Debt shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as "bad boy" provisions).

        "Officer" means the Chief Executive Officer, the Chief Financial Officer, Vice Chairman, any President, the Chief Accounting Officer, any Executive Vice President, any Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed by two Officers of the Issuer, at least one of whom shall be the principal executive officer, principal financial officer or the principal accounting officer of the Issuer, and delivered to the trustee.

        "Opinion of Counsel" means a written opinion from legal counsel which is acceptable to the trustee. The counsel may be an employee of or counsel to the Issuer.

        "Permitted Business" means any business that is reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged in on the Issue Date.

        "Permitted Investment" means any Investment by the Issuer or a Restricted Subsidiary in:

          (a)   any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Permitted Business;

          (b)   any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Issuer or a Restricted Subsidiary, provided that the Person's primary business is a Permitted Business;

          (c)   cash, Cash Equivalents and Temporary Cash Investments;

          (d)   commission, payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (e)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments;

          (f)    any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

          (g)   Hedging Obligations permitted under clauses (e), (f) or (g) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt";

          (h)   customers or suppliers of the Issuer or any of its Subsidiaries in the form of extensions of credit or transfers of Property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

          (i)    any Person if the Investments (or binding commitments in respect thereof) are outstanding on the Issue Date and not otherwise described in clauses (a) through (h) above, and any extension, modification or renewal of any such Investments (but not any such extension, modification, renewal or to the extent it involves additional advances, contributions or other investments of cash or property, other than reasonable expenses incidental to the structuring, negotiation and consummation of such extension, modification or renewal);

          (j)    any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Issuer or Restricted Subsidiary employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the Board of Directors; provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (f) of the definition of "Consolidated Net Income"), and (ii) the terms of such Investment shall not require any additional Investment by the Issuer or any Restricted Subsidiary;

          (k)   any Person (other than an Affiliate) in aggregate amount not to exceed the greater of $50 million and (y) 5.0% of the Issuer's Consolidated Total Assets outstanding at any one time in the aggregate;

          (l)    any Investment acquired in exchange for shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that the proceeds of such issuance shall be excluded from the definition of "Capital Stock Sale Proceeds";

          (m)  any receivable owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (n)   any Investment (i) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, (ii) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute, or (iii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (o)   Guarantees of Debt issued in accordance with "Certain Covenants—Limitations on Debt";

          (p)   Investments made in connection with the funding of contributions under any nonqualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;

          (q)   Investments in joint ventures or in Unrestricted Subsidiaries or entities that become joint ventures or Unrestricted Subsidiaries as a result of such Investments, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed 10.0% of the Issuer's Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (r)   except to the extent constituting an Acquisition, Investments by the Issuer in Receivables Subsidiaries in connection with Accounts Receivable Facilities;

          (s)   Investments held by a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into the Issuer or any Restricted Subsidiary and not made in contemplation of such Person becoming a Restricted Subsidiary;

          (t)    advances in the ordinary course of business to secure developer contracts of the Issuer and its Subsidiaries;

          (u)   Investments arising from pledges and deposits pursuant to paragraphs (g), (h) and (u) of the definition of Permitted Liens;

          (v)   Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Issuer or a Restricted Subsidiary as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

          (w)  loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

          (x)   advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or such Restricted Subsidiary;

          (y)   guarantees by the Issuer or any Restricted Subsidiary of operating leases or of other obligations that do not constitute Debt, in each case entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

          (z)   Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder.

        For the avoidance of doubt, any Investment that is a Permitted Investment hereunder may be transferred to the Issuer or another Restricted Subsidiary, or exchanged for other assets of the Issuer or another Restricted Subsidiary.

        "Permitted Liens" means:

          (a)   Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt in an aggregate principal amount not to exceed the amount permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "—Certain

  Covenants—Limitation on Debt," regardless of whether the Issuer and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred;

          (b)   Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer or any Restricted Subsidiary and deposits in respect thereof if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (c)   Liens imposed by law, such as carriers', warehousemen's, materialmen's, repairmen's and mechanics' Liens and other similar Liens, on the Property of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (d)   Liens on the Property of the Issuer or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker's liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

          (e)   Liens on Property at the time the Issuer or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Issuer or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Issuer or any Restricted Subsidiary;

          (f)    Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Issuer or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

          (g)   pledges or deposits by the Issuer or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Issuer or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (h)   Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with workers' compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Issuer or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation;

          (i)    Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j)    Liens arising out of judgments or awards against the Issuer or a Restricted Subsidiary with respect to which the Issuer or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

          (k)   Liens in favor of Issuers of performance, stay, appeal, indemnification, surety or similar bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of the Issuer or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

          (l)    leases or subleases of real property granted by the Issuer or a Restricted Subsidiary to any other Person and not interfering in any material respect with the business of the Issuer and its Subsidiaries, taken as a whole;

          (m)  Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

          (n)   Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

          (o)   Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

          (p)   Liens securing Debt Incurred pursuant to clause (i) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" on the Property (other than in respect of a Receivables Subsidiary) purchased with the proceeds of such Debt;

          (q)   Liens on the Property of the Issuer or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (e), (f), (o) or (p) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

            (1)   the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (e), (f), (o) or (p) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Issuer or the Restricted Subsidiary in connection with the Refinancing;

          (r)   Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced;

          (s)   Liens not otherwise permitted by clauses (a) through (r) above (other than in respect of a Receivables Subsidiary) securing obligations with an aggregate principal amount not to exceed $25 million;

          (t)    Liens securing Hedging Obligations permitted under clause (l) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt";

          (u)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (v)   Liens to secure Debt (assuming any commitments for secured Debt of the Issuer and its Restricted Subsidiaries were fully drawn) so long as on a pro forma basis, after giving effect to such Liens, the Consolidated Secured Leverage Ratio does not exceed 3.25 to 1.00;

          (w)  Liens on property of any Foreign Subsidiary securing Debt of a Foreign Subsidiary Incurred pursuant to clause (k) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt";

          (x)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (y)   any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (z)   Liens granted by a Receivables Subsidiary on Time Share Receivables sold by it pursuant to the Accounts Receivable Facility Documents to the extent that such Liens are created by the Accounts Receivable Facility Documents and permitted under clause (o) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt";

          (aa) Liens in favor of the Issuer, the Parent Guarantor or any Restricted Subsidiary;

          (bb) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer or any Restricted Subsidiary; and

          (cc) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (dd) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;

          (ee) Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

          (ff)  Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers' acceptance issued or created for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Issuer or a Restricted Subsidiary; provided, that such Lien secures only the obligations of the Issuer or such Restricted Subsidiary in respect of such bankers' acceptance or bank guarantee to the extent permitted under the covenant described under "—Certain Covenants—Limitation on Debt";

          (gg) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

          (b)   the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

          (c)   the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

            (x)   Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Issuer or any Subsidiary Guarantor, or

            (y)   Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the Issuer of the Preferred Stock.

        "Productive Assets" means assets (other than securities and inventory) that are used or usable by the Issuer and its Restricted Subsidiaries in Permitted Businesses.

        "pro forma" means, with respect to any computation hereunder required to be made on a pro forma basis giving effect to any proposed Investment or other acquisition, any Disposition (other than any Disposition pursuant to clause (9) of the definition of "Asset Sale"), any Restricted Payment or any payment of or in respect of any Debt (collectively, "Pro Forma Events"), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) set forth in an Officer's Certificate and believed in good faith by the Issuer to be probable based on actions taken or to be taken within 12 months following the consummation of the relevant Pro Forma Event; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (ii) for any four fiscal quarter period of the Issuer, when aggregated with the amount of any addback to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof for such period, shall not exceed 10% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (a)(vii) or this clause (ii)), in each case, using, for purposes of making such computation, the consolidated financial statements of the Issuer and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Debt or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.

        "Pro Forma Event" has the meaning set forth in the definition of "pro forma."

        "Property" means, with respect to any Person, any interest of that Person in any kind of property, plant, equipment or other asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt:

          (a)   consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

          (b)   Incurred to finance the acquisition, construction or lease by the Issuer or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 365 days after the acquisition, construction or lease of the Property by the Issuer or Restricted Subsidiary.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock. "Rating Agencies" means Moody's and S&P.

        "Receivables Subsidiary" shall mean a special purpose Wholly Owned Subsidiary that is a U.S. Subsidiary of the Issuer formed to enter into an Accounts Receivable Facility, and in each case engages only in activities reasonably related or incidental thereto.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Registration Rights Agreement" means that certain registration rights agreement dated as of the Issue Date by and among the Issuer, the Guarantors and the initial purchasers set forth therein.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenants described under "—Certain Covenants—Limitation on Asset Sales" and "—Certain Covenants—Limitation on Debt" and the definition of "Consolidated Fixed Charges Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Issuer or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Issuer or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Issuer or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer;

          (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Issuer or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Issuer that is not Disqualified Stock);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) any Subordinated Obligation Incurred under clause (c) of the covenant described under "—Certain Covenants—Limitation on Debt" and (ii) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case under this subclause (ii) due within one year of the date of acquisition);

          (d)   any Investment (other than Permitted Investments) in any Person; or

          (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Issuer and the other Restricted Subsidiaries.

        "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a business of Standard & Poor's Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers that Property to another Person and the Issuer or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless that contingency has occurred).

        "Subordinated Obligation" means any Debt of the Issuer or the Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

        "Support Obligation" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Support Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any Subsidiary shall be a Swap Agreement.

        "Tax Distributions" means, with respect to any taxable year or portion thereof that the Issuer is treated as a partnership or "disregarded entity" for federal income tax purposes or is part of a consolidated, combined or similar group for income Tax purposes of which Parent Guarantor or another direct or indirect parent of the Issuer is the common parent (a "Tax Group"), cash distributions paid by the Issuer to Parent Guarantor (or to another direct or indirect parent of the Issuer that is the common parent) in respect of (a) where the Issuer is treated as a partnership for federal income tax purposes, the income Tax liabilities of Parent Guarantor (or, where the Parent Guarantor is treated as a partnership or disregarded entity for federal income tax purposes, the direct and/or indirect owners of the Parent Guarantor) attributable to the taxable income of the Issuer or (b) where the Issuer is part of a Tax Group (or is treated as a "disregarded entity" owned by a member of a Tax Group), the income Tax liabilities of the Tax Group attributable to the taxable income of the Issuer and its Subsidiaries included in the Tax Group, as the case may be (in each case, including, any estimates thereof and any Tax deficiencies or other subsequent adjustments to such Tax liabilities); provided that such distributions in respect of any taxable year of the Issuer or portion thereof shall be permitted to be of an amount equal to, but shall not exceed, the income Taxes that the Issuer and/or such Subsidiaries (as applicable) would have paid on a standalone basis (or as a standalone Tax Group) (assuming for this purpose that the Issuer is treated as a domestic corporation for federal income tax purposes), reduced by any such income Taxes paid or payable directly by the Issuer and/or its Subsidiaries (including, any estimates thereof and any tax deficiencies or other subsequent adjustments to such liabilities) and; provided, further that payments under clause (a) or (b) for any taxable year may be made on a quarterly basis to permit the direct and/or indirect equity owners of Issuer to make any required estimated income tax payments and, to the extent that such quarterly distributions exceed the maximum amount ultimately permitted under clause (a) or (b) with respect to such taxable year (based on the actual taxable income for the full taxable year), such excess shall reduce dollar for dollar the distributions permitted under clause (a) or (b) in respect of the immediately subsequent taxable year (and, if necessary, future taxable years).

        "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

        "Temporary Cash Investments" means any of the following:

          (a)   securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,

          (b)   U.S. Dollar-denominated time deposits and certificates of deposit of (i) any lender under the Credit Agreement, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (collectively, an "Approved Bank"), in each case with maturities of not more than 364 days from the date of acquisition,

          (c)   commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition,

          (d)   repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations,

          (e)   Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and

          (f)    other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

        "Time Share Receivables" means notes receivable arising from the financing of the sale of timeshare intervals and fractional products to a retail customer, together with any assets related thereto, including, without limitation, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such notes receivable.

        "Transactions" means the incurrence of the notes, the related debt repayments and payment of fees and expenses related thereto.

        "Treasury Rate" means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2018; provided, however, that if the period from such Redemption Date to April 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Issuer that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Dollar" or "$"means the lawful currency of the United States.

        "U.S. Subsidiary" means any direct or indirect Subsidiary of the Issuer that is organized under the laws of any state of the United States or the District of Columbia.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned" means a Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at that time owned, directly or indirectly, by the Issuer and its other Wholly Owned Restricted Subsidiaries.

 BOOK-ENTRY; DELIVERY AND FORM

        Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New notes will be issued at the closing of the exchange offer only against surrender of old notes.

        The new notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the "Global Note"). On the date of the closing of the exchange offer, the Global Note will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Unless definitive new notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may be exchanged for Notes in certificated form. See "—Exchange of Global Note for Certificated Notes."

        Ownership of interests in the Global Note ("Book-Entry Interests") will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of new notes in definitive form.

        Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC's nominees and Participants. In addition while the new notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of new notes for any purpose. So long as the new notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the Indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures, including the records relating to Book-Entry Interests, and we urge investors to contact DTC or its Participants directly to discuss these matters.

        DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuer that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Note, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Note; and

          (2)   ownership of these interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Note).

        All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of themselves and Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge or transfer such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder of the Global Note under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in DTC, DTC is under obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

Exchange of Global Note for Certificated Note

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary within 90 days after the date of notice from DTC;

          (2)   the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and the Trustee or holders of a majority of the aggregate principal amount of the Notes so requests.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Note

        Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Issuer will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences of an exchange of old notes for new notes pursuant to this exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address all of the tax considerations that may be relevant to a particular holder in light of the holder's circumstances, or to certain categories of holders that may be subject to special rules. This summary does not consider any tax consequences arising under U.S. alternative minimum tax law, U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction. Each holder should consult its own independent tax advisor regarding its particular situation and the U.S. federal, state, local and foreign tax consequences of exchanging the old notes for new notes and purchasing, holding and disposing of the new notes, including the consequences of any proposed change in applicable laws.

        The exchange of old notes for new notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, for such purposes, a holder will not recognize gain upon receipt of a new note in exchange for an old note in the exchange offer, the holder's adjusted tax basis (and adjusted issue price) in the new note received in the exchange offer will be the same as its adjusted tax basis (and adjusted issue price) in the corresponding old note immediately before the exchange, and the holder's holding period in the new note will include its holding period in the old note.

 PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

        The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not our affiliate within the meaning of Rule 405 of the Securities Act;

  •
  you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

  •
  if you are a broker dealer, you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes; and

  •
  you are acquiring the new notes in the ordinary course of your business.

        If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

  •
  You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

        This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding old notes, where such outstanding old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution and Selling Restrictions" for more details regarding the transfer of new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        The Issuer and the guarantors will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account as a result of market-making activities or other trading activities pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The Issuer and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the new notes offered hereby will be passed upon for us by Holland & Knight LLP, Fort Lauderdale, Florida.

EXPERTS

        The consolidated financial statements of ILG and its subsidiaries appearing in Interval Leisure Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Interval Leisure Group, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of the Vistana Signature Experiences, Inc. (Vistana Vacation Ownership Business) as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, beginning on page F-1 of the prospectus filed by ILG with the SEC on March 18, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing thereon, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Interval Acquisition Corp.

Offer to Exchange

$350,000,000 principal amount of 5.625% Senior Notes due 2023, which have been registered under the Securities Act, for any and all of our outstanding 5.625% Senior Notes due 2023

PROSPECTUS

May 9, 2016

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, until June 18, 2016, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.